                                                                         11/2/98

                                                                   Exhibit 10.12




                        ---------------------------------

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT
                        ---------------------------------

                          Dated as of November 3, 1998
                        ---------------------------------


                             BEAZER HOMES USA, INC.,

                         The Guarantors Parties Thereto,

                           The Banks Parties Thereto,

                       The First National Bank of Chicago
                                    As Agent,

                                       and

                                  Comerica Bank

                                       and

                         Guaranty Federal Bank, F.S.B.,
                               as Managing Agents


                        ---------------------------------



                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS...................   1

Section 1.01.   Defined Terms..............................................   1
Section 1.02.   Accounting Terms...........................................  19


                                    ARTICLE II
                          AMOUNTS AND TERMS OF THE LOANS...................  20

Section 2.01.   Revolving Credit...........................................  20
Section 2.02.   Reduction of Commitment....................................  21
Section 2.03.   Notice and Manner of Borrowing.............................  22
Section 2.04.   Non-Receipt of Funds by Agent..............................  22
Section 2.05.   Determination of Applicable Margins and
                 Applicable Commitment Rate................................  23
Section 2.06.   Conversions and Renewals...................................  25
Section 2.07.   Interest...................................................  26
Section 2.08.   Interest Rate Determination................................  27
Section 2.09.   Fees.......................................................  28
Section 2.10.   Notes......................................................  28
Section 2.11.   Prepayments................................................  29
Section 2.12.   Method of Payment..........................................  19
Section 2.13.   Use of Proceeds............................................  30
Section 2.14.   Yield Protection...........................................  30
Section 2.15.   Changes in Capital Adequacy Regulations....................  31
Section 2.16.   Availability of LIBOR Loans................................  32
Section 2.17.   Funding Indemnification....................................  32
Section 2.18.   Bank Statements; Survival of Indemnity.....................  32
Section 2.19.   Extension of Termination Date .............................  33
Section 2.20.   Replacement of Certain Banks...............................  35
Section 2.21.   Swing Line ................................................  36
Section 2.22.   Increase of Aggregate Commitments .........................  37
Section 2.23.   Amounts Payable Under Original Agreement ..................  40


                                    ARTICLE III
                               CONDITIONS PRECEDENT........................  41

Section 3.01.   Conditions Precedent to the Initial
                 Loan......................................................  41
Section 3.02.   Conditions Precedent to All Loans..........................  43


                                    ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES...................  44

Section 4.01.   Incorporation, Formations Good Standing,
                 and Due Qualification.....................................  44
Section 4.02.   Power and Authority........................................  44
Section 4.03.   Legally Enforceable Agreement..............................  45




Section 4.04.   Financial Statements.........................................
Section 4.05.   Labor Disputes and Acts of God...............................
Section 4.06.   Other Agreements...........................................
Section 4.07.   Litigation.................................................
Section 4.08.   No Defaults on Outstanding Judgments or
                 Orders..................................................... 46
Section 4.09.   Ownership and Liens........................................  47
Section 4.10.   Subsidiaries and Ownership of Stock........................  47
Section 4.11.   ERISA......................................................  47
Section 4.12.   Operation of Business......................................  48
Section 4.13.   Taxes......................................................  48
Section 4.14.   Laws; Environment..........................................  48
Section 4.15.   Investment Company Act.....................................  49
Section 4.16.   Public Utility Holding Company Act.........................  49
Section 4.17.   Year 2000 .................................................  49

                                     ARTICLE V
                               AFFIRMATIVE COVENANTS.......................  49

Section 5.01.   Maintenance of Existence...................................  49
Section 5.02.   Maintenance of Records.....................................  50
Section 5.03.   Maintenance of Properties..................................  50
Section 5.04.   Conduct of Business........................................  50
Section 5.05.   Maintenance of Insurance.................................... 50
Section 5.06.   Compliance with Laws.......................................  50
Section 5.07.   Right of Inspection........................................  50
Section 5.08.   Reporting Requirements.....................................  51
Section 5.09.   Subsidiary Reporting Requirements..........................  54
Section 5.10.   Environment................................................  55
Section 5.11.   Use of Proceeds............................................  55
Section 5.12.   Ranking of Obligations.....................................  55
Section 5.13.   Taxes......................................................  56
Section 5.14.   Wholly Owned Status........................................  56
Section 5.15.   New Subsidiaries...........................................  56
Section 5.16.   Year 2000 .................................................  56

                                    ARTICLE VI
                                NEGATIVE COVENANTS.......................... 56

Section 6.01.   Liens......................................................  56
Section 6.02.   Debt.......................................................  57
Section 6.03.   Mergers, Etc................................................ 57
Section 6.04.   Leases.....................................................  58
Section 6.05.   Sale and Leaseback.........................................  58
Section 6.06.   Sale of Assets.............................................  58
Section 6.07.   Investments................................................  58
Section 6.08.   Guaranties, Etc............................................  59
Section 6.09.   Transactions With Affiliates...............................  60
Section 6.10.   Land Inventory.............................................  60
Section 6.11.   Total Inventory............................................  60
Section 6.12.   Senior Debt ...............................................  61




Section 6.13.   Amendment or Modification of Indenture.....................  61
Section 6.14.   UHIC.......................................................  61
Section 6.15.   Negative Pledges ..........................................  61


                                    ARTICLE VII
                                FINANCIAL COVENANTS........................  61

Section 7.01.   Minimum Consolidated Tangible Net Worth....................  61
Section 7.02.   Leverage Ratio.............................................  62
Section 7.03.   Permitted Senior Debt......................................  62
Section 7.04.   Fixed Charge Coverage Ratio................................  62
Section 7.05.   Land Inventory ............................................  62

                                   ARTICLE VIII
                                 EVENTS OF DEFAULT.........................  62

Section 8.01.   Events of Default..........................................  62
Section 8.02.   Set Off....................................................  65

                                    ARTICLE IX
                                     GUARANTY..............................  66

Section 9.01.   Guaranty...................................................  66
Section 9.02.   No Impairment of Guaranty..................................  67
Section 9.03.   Continuation and Reinstatements etc........................  67
Section 9.04.   Limitation on Guaranteed Amount............................  68

                                    ARTICLE X
                                AGENCY PROVISIONS..........................  68

Section 10.01.  Authorization and Action...................................  68
Section 10.02.  Liability of Agent.........................................  69
Section 10.03.  Rights of Agent as a Bank..................................  69
Section 10.04.  Independent Credit Decisions...............................  70
Section 10.05.  Indemnification............................................  70
Section 10.06.  Successor Agent............................................  71
Section 10.07.  Sharing of Payments, Etc...................................  71
Section 10.08.  Withholding Tax Matters....................................  72

                                   ARTICLE XI
                                  MISCELLANEOUS............................  73

Section 11.01.  Amendments, Etc............................................  73
Section 11.02.  Notices, Etc...............................................  73
Section 11.03.  No Waiver..................................................  74
Section 11.04.  Costs, Expenses, and Taxes.................................  74
Section 11.05.  Integration................................................  74
Section 11.06.  Indemnity..................................................  75
Section 11.07.  Governing Law..............................................  75
Section 11.08.  Severability of Provisions.................................  75
Section 11.09.  Counterparts...............................................  75
Section 11.10.  Headings...................................................  75
Section 11.11.  Submission to Jurisdiction.................................  75
Section 11.12.  Jury Trial Waiver..........................................  76




Section 11.13.  Government Regulation......................................  76
Section 11.14.  No Fiduciary Duty..........................................  76
Section 11.15.  Confidentiality............................................  76

                                   ARTICLE XII
                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS..........  76

Section 12.01.  Successors and Assigns.....................................  76
Section 12.02.  Participations.............................................  77
Section 12.03.  Assignments................................................  78
Section 12.04.  Dissemination of Information...............................  79
Section 12.05.  Tax Treatment..............................................  80

                                  ARTICLE XIII
                          THE LETTER OF CREDIT FACILITY

Section 13.01.  Facility Letters of Credit.................................  80
Section 13.02.  Limitations................................................  80
Section 13.03.  Conditions.................................................  81
Section 13.04.  Procedure for Issuance of Facility Letters
                 of Credit.................................................  82
Section 13.05.  Duties of Issuing Bank.....................................  83
Section 13.06.  Participation..............................................  84
Section 13.07.  Compensation for Facility Letters of
                 Credit....................................................  86
Section 13.08.  Issuing Bank Reporting Requirements........................  86
Section 13.09.  Indemnification; Nature of Issuing Banks'
                 Duties....................................................  87
Section 13.10.  Designation or Resignation of Issuing
                 Bank......................................................  88
Section 13.11.  Termination of Issuing Bank's Obligation...................  89
Section 13.12.  Obligations of Issuing Bank and Other
                 Banks.....................................................  89
Section 13.13.  Issuing Bank's Rights......................................  89


                                LIST OF EXHIBITS


Exhibit        Description                                         Reference
-------        -----------                                         ---------
Exhibit A-1    Form of Note                                          2.10

Exhibit A-2    Form of Amended and Restated Note                     2.10

Exhibit B      Commitment and Acceptance                             2.22

Exhibit C      Summary of Opinion of Counsel for                     3.01(5)
               Borrower and Delaware Guarantors

Exhibit D      Summary of Opinion of Illinois
               Counsel for Borrower                                  3.01(5)

Exhibit E      Summary of Opinion of Counsel for
               Agent                                                 3.01(6)

Exhibit F      Summary of Opinion of Local Counsel for               3.01(10)
               Beazer Homes Corp.

Exhibit G      Form of Certificate for Borrowings                    3.02
               and Facility Letters of Credit

Exhibit H      List of Subsidiaries of Borrower                      4.10

Exhibit I      Assignment Agreement                                  12.03(b)


                  AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 3, 1998 among BEAZER HOMES USA, INC., a Delaware corporation (the "Borrower"), BEAZER MORTGAGE CORPORATION, a Delaware corporation, BEAZER HOMES CORP., a Tennessee corporation, BEAZER HOMES SALES ARIZONA INC., a Delaware corporation, BEAZER REALTY CORP., a Georgia corporation, BEAZER/SQUIRES REALTY, INC., a North Carolina corporation, PANITZ HOMES REALTY, Inc., a Florida corporation, BEAZER HOMES HOLDING CORP., a Delaware corporation, BEAZER HOMES TEXAS HOLDINGS, INC., a Delaware corporation, and BEAZER HOMES TEXAS, L.P., a Delaware limited partnership (individually an "Original Guarantor" and collectively the "Original Guarantors") and THE FIRST NATIONAL BANK OF CHICAGO, COMERICA BANK, GUARANTY FEDERAL BANK, F.S.B., BANK UNITED, AMSOUTH BANK and SUNTRUST BANK (collectively, the "Banks") and THE FIRST NATIONAL BANK OF CHICAGO as Agent (the "Agent") for the Banks and as an Issuing Bank (as hereinafter defined).


                                   WITNESSETH:

                  WHEREAS, the Borrower and certain of the Banks are party to that certain Credit Agreement dated as of October 22, 1996, as amended by that certain First Amendment to Credit Agreement dated as of July 29, 1997, as further amended by that certain Second Amendment to Credit Agreement dated as of December 10, 1997, and as further amended by that certain Third Amendment to Credit Agreement dated as of March 16, 1998 (as so amended, the "Original Agreement"); and

                  WHEREAS, the parties hereto now desire to amend and restate the Original Agreement in its entirety to effect the changes in the Banks' Commitments set forth herein and to effect certain other modifications of the terms of the Original Agreement as hereinafter provided;

                  NOW THEREFORE, in consideration of the premises, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that, effective as of the Effective Date (as hereinafter defined), the Original Agreement is hereby amended and restated in its entirety as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

                  "ABR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the Alternate Base Rate.

                  "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

                  "Adjusted Land Value" means, as of any date, (i) the book value of all Land, less (ii) the sum of (a) the book value of Finished Lots that are subject to bona fide contracts of sale with Persons that are not Affiliates and (b) the lesser of (1) the product of (x) the number of Housing Units with respect to which the Borrower and its Subsidiaries (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary as of such date) entered into bona fide contracts of sale with Persons that are not Affiliates during the six-month period ending on such date multiplied by (y) the average book value of all Finished Lots as of such date and (2) forty percent (40%) of Consolidated Tangible Net Worth as of such date.

                  "Affiliate" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent" means The First National Bank of Chicago.

                  "Aggregate Commitments" means the aggregate Commitments of all the Banks, as reduced or increased from time to time pursuant to the terms of this Agreement.

                  "Agreement" means this Amended and Restated Credit Agreement, as amended, supplemented, or modified from time to time.

                  "Alternate Base Rate" means a fluctuating rate per annum equal to the higher of (i) the corporate base rate of interest announced by the Agent from time to time, changing when and as said rate changes, or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate then in effect.

                  "Applicable ABR Margin" means, as at any date of determination, the margin indicated in Section 2.05 as then applicable to ABR Loans and Swing Line Loans (under Section 2.07(a)(i)).

                  "Applicable Commitment Rate" means, as at any date of determination, the rate per annum indicated in Section 2.05 as then applicable in the determination of the commitment fee (under Section 2.09).

                  "Applicable Letter of Credit Rate" means, as at any date of determination, a rate per annum equal to (i) the Applicable LIBOR Margin, less
(ii) 0.125% per annum.

                  "Applicable LIBOR Margin" means, as at any date of determination, the margin indicated in Section 2.05 as then applicable to LIBOR Loans (under Section 2.07(a)(ii)).

                  "Applicable Margin(s)" means the Applicable ABR Margin and/or the Applicable LIBOR Margin, as the case may be.

                  "Banks" means the Banks that are signatories to this Agreement, and their respective successors and assigns.

                  "Borrowing" means a borrowing consisting of Loans of the same type made, renewed or converted on the same day.

                  "Borrowing Base" means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum of the following unencumbered assets of the Borrower and the Guarantors: (i) the lesser of (a) one hundred percent (100%) of the Unrestricted Cash and (b) $10,000,000.00, (ii) one-hundred percent (100%) of the Receivables, (iii) ninety percent (90%) of the book value of Housing Units Under Contract, (iv) seventy-five percent (75%) of the book value of Speculative Housing Units,
(v) seventy percent (70%) of the book value of Finished Lots (subject to the limitation set forth below), (vi) fifty percent (50%) of the book value of Lots under Development (subject to the limitation set forth below), and (vii) the lesser of (a) twenty-five percent (25%) of the book value of Entitled Land and (b) $30,000,000.00 (subject to the limitation set forth below). Notwithstanding the foregoing, the Borrowing Base shall not include any amounts under clauses
(v), (vi) and (vii) above to the extent that the sum of such amounts exceeds forty percent (40%) of the total Borrowing Base. The term "unencumbered" means that such asset is not subject to any Lien (except for Liens permitted under Sections 6.01(1), (2) or (6)).

                  "Borrowing Base Certificate" means a written certificate in a form acceptable to the Majority Banks setting forth the amount of the Borrowing Base with respect to the fiscal quarter, or (if applicable under Section 2.01(d) or (e)) calendar month, most recently completed, certified as true and correct by the Chief Financial Officer of the Borrower.

                  "Business Day" means (i) with respect to any Borrowing, payment or rate selection of LIBOR Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

                  "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "Change of Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary, as an entirety or substantially as an entirety to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; (ii) the acquisition of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary; (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise but excluding an Internal Reorganization) that results in, or that is in connection with,

(a) any Person, including, a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or of any Person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or (b) less than fifty percent (50%) (measured by the aggregate voting power of all classes) of the Common Equity of the Borrower being registered under Section 12(b) or 12(g) of the Exchange Act;
(v) a majority of the Board of Directors of the Borrower, a Significant Guarantor or a Significant Subsidiary, not being comprised of persons who (a) were members of the Board of Directors of such Borrower, Significant Guarantor or Significant Subsidiary, as of the date of this Agreement ("Original Directors"), or (b) were nominated for election or elected to the Board of Directors of such Borrower, Significant Guarantor, or Significant Subsidiary, with the affirmative vote of at least a majority of the directors who themselves were Original Directors or who were similarly nominated for election or elected; or (vi) with respect to any Significant Guarantor or Significant Subsidiary which is not a corporation, any loss of the right or power to control the activities, directly, or indirectly through one or more intermediaries, or both. Nothing herein contained shall modify or otherwise affect the provisions of
Section 6.06.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

                  "Commitment" has the meaning assigned to such term in
Section 2.01.

                  "Common Equity" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.

                  "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

                  "Consolidated Debt" means the Debt of the Borrower and its Subsidiaries determined on a consolidated basis (but shall not include Debt of any Joint Venture or Debt of any Subsidiary which is not a Guarantor, except to the extent that such Debt is guaranteed by the Borrower or a Guarantor).

                  "Consolidated Subordinated Debt" means, as of any date, all Debt of the Borrower and the Guarantors (on a consolidated basis), the payment of which is, either expressly by its terms or otherwise, subordinated to payment of the Obligations to the satisfaction of the Majority Banks.

                  "Consolidated Tangible Assets" of the Borrower means, as of any date, the total amount of assets of the Borrower and its Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), as determined in accordance with GAAP, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity Investments in Subsidiaries, in the case of each of clauses (i) and (ii) above, as would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), prepared in accordance with GAAP.

                  "Consolidated Tangible Net Worth" of the Borrower means, at any date, the consolidated stockholders' equity of the Borrower determined in accordance with GAAP, less Intangible Assets, all determined as of such date.

                  "D&P" means Duff & Phelps Credit Rating Co.

                  "Debt" means, without duplication, with respect to any Person
(1) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property (including, without limitation, seller financing of any Inventory) or services, provided, however, that Debt shall not include obligations with respect to options to purchase real property that have not been exercised; (4) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in the Borrower's consolidated balance sheet; (5) current liabilities in respect of unfunded vested benefits under

Plans and incurred withdrawal liability under any Multiemployer Plan; (6) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or entity, or otherwise to assure a creditor against loss, provided, however, that "Debt" shall not include guaranties of performance obligations; (9) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; and (10) net liabilities under interest rate swap, exchange or cap agreements.

                  "Debt/Cap Ratio" means, as at any date of determination, the quotient obtained by dividing (a) Consolidated Debt as at such date by (b) the sum of Consolidated Debt and Consolidated Tangible Net Worth as at such date.

                  "Default" means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Dollars" and the sign "$" mean lawful money of the United States of America.

                  "EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period of (i) Net Income (but excluding from such Net Income for the applicable period any income derived from any Investment referred to in Section 6.07(9) to the extent that such income exceeds the cash distributions thereof received by the Borrower or its Subsidiaries in such period), plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of deferred compensation expense, plus (vi) extraordinary losses, minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains that have been included in the determination of Net Income).

                  "Effective Date" means the later of (a) the date on which this Agreement has been fully executed and delivered by the Banks, the Agent, the Issuing Bank or Banks and the Borrower and (b) the date on which the conditions set forth in Section 3.01 have been satisfied.

                  "Entitled Land" means all Lots that are neither Lots under Development nor Finished Lots.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

                  "Eurocurrency Reserve Requirement" means, for any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

                  "Event of Default" means any of the events specified in
Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

                  "Extension Request" has the meaning assigned to that term in Section 2.19(a).

                  "Facility Letter of Credit" means (a) any Letter of Credit issued as a "Facility Letter of Credit" by First Chicago as "Issuing Bank" under the Original Agreement that is outstanding on the Effective Date and (b) any Letter of Credit issued by an Issuing Bank for the account of the Borrower in accordance with Article XIII.

                  "Facility Letter of Credit Fee" means a fee, payable with respect to each Facility Letter of Credit issued by the Issuing Bank, in an amount per annum equal to the product of (i) the Applicable Letter of Credit Rate (determined as of the date on which the quarterly installment of such fee is due) and (ii) the face amount of such Facility Letter of Credit, which fee shall be calculated in the manner provided in Section 13.07.

                  "Facility Letter of Credit Obligations" means, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility Letters of Credit, and (ii) the aggregate amount paid by an Issuing Bank on any Facility Letters of Credit to the extent (if any) not reimbursed by the Borrower or by the Banks under Section 13.04.

                  "FCCM" means First Chicago Capital Markets, Inc.

                  "Federal Funds Rate" means, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 A.M. Chicago time on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

                  "Finished Lots" means Lots in respect of which a building permit, from the applicable local governmental authority, has been or could be obtained; provided, however, that the term "Finished Lots" shall not include any Land upon which the construction of a Housing Unit has commenced.

                  "First Chicago" means The First National Bank of
Chicago.

                  "Fitch" means Fitch Investors Services, L.P.

                  "GAAP" means generally accepted accounting principles in the United States in effect from time to time (subject to the provisions of Section 1.02).

                  "Guarantor" means an Original Guarantor and any Person that, pursuant to Section 5.15, guarantees the Obligations.

                  "Guaranty" means the guaranty of the Obligations by each Guarantor under the provisions of Article IX contained herein or under a guaranty of the Obligations delivered under Section 5.15.

                  "Housing Unit" means a single-family dwelling, including the Land on which such dwelling is located, whether such dwelling is detached or attached (including condominiums but excluding mobile homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale; the term "Housing Unit" includes a Speculative Housing Unit.

                  "Housing Unit Closing" means a closing of the sale of a Housing Unit by the Borrower or a Subsidiary (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary) to a bona fide purchaser for value that is not an Affiliate.

                  "Housing Unit Under Contract" means a Housing Unit owned by the Borrower or a Subsidiary as to which the Borrower or such Subsidiary has a bona fide contract of sale, in a form customarily employed by the Borrower or such Subsidiary and reasonably satisfactory to the Majority Banks, entered into not more than 15 months prior to the date of determination with a Person who is not an Affiliate, under which contract no defaults then exist and not less than $1,000.00 toward the purchase price has been paid; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum downpayment shall be the amount (if any) required under the rules of the relevant agency.

                  "Incur" means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any Debt; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

                  "Intangible Assets" means, at any time, the amount (to the extent reflected in determining consolidated stockholders equity of the Borrower and its Subsidiaries) of (i) Investments in any Subsidiaries that are not Guarantors and (ii) all unamortized debt discount and expense, unamortized deferred charges, good will, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

                  "Interest Deficit" has the meaning assigned to that term in Section 2.08(b) hereof.

                  "Interest Expense" means, for any period, the total interest expense of the Borrower and its Subsidiaries, whether paid directly or amortized through cost of sales (including the interest component of Capital Leases).

                  "Interest Period" means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted or renewed, and ending, as the Borrower may select pursuant to Section 2.03, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) No Interest Period may extend beyond the Termination Date; and

                  (b) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

                  "Internal Reorganization" means any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that (a) the Borrower shall preserve and maintain its status as a validly existing corporation and (b) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

                  "Inventory" means all Housing Units, Lots, goods, merchandise and other personal property wherever located to be used for or incorporated into any Housing Unit.

                  "Inventory Valuation Date" means (a) the last day of the most recent fiscal quarter of the Borrower with respect to which the Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 5.08(6) hereof or (b) if the Borrower elects pursuant to Section 2.01(d) or is required pursuant to Section 2.01(e) to deliver a Borrowing Base Certificate with respect to a calendar month subsequent to such most recent fiscal quarter, the last day of such subsequent calendar month.

                  "Investment" has the meaning provided therefor in Section
6.07. The amount of any Investment shall include (a) in the case of any loan or advance, the outstanding amount of such loan or advance and (b) in the case of any equity Investment, the amount of the "net equity investment" as determined in accordance with GAAP; provided, however, that, solely for purposes of Section 6.07(12), the amount of the Investment in a Joint Venture shall be the "net cash investment" therein, as determined in accordance with GAAP, but not less than zero (0).

                  "Issuance Date" means the date on which a Facility Letter of Credit is issued, amended or extended.

                  "Issuing Bank" means The First National Bank of Chicago and any other Bank that may from time to time be designated as an Issuing Bank in accordance with the provisions of Section 13.10.

                  "Joint Venture" means any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

                  "Land" means land owned by the Borrower or a Subsidiary, which land is being developed or is held for future development or sale.

                  "Lending Office" means, with respect to any Bank, the Lending Office of such Bank (or of an affiliate of such Bank) designated on the signature pages hereof or such other office or branch of such Bank (or of an affiliate of such Bank) as that Bank may from time to time specify to the Borrower and the Agent as the office or branch at which its Loans (or Loans of a type designated in such notice) are to be made and maintained.

                  "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued by a financial institution upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

                  "Level" means the level of a Pricing Factor, Applicable Margin or Applicable Commitment Rate (as applicable) as designated in the Table set forth in Section 2.05. The five Levels in such Table are identified as Levels I through V, and Level I shall constitute the lowest Level and Level V shall constitute the highest Level.

                  "LIBOR Interest Rate" means, for each LIBOR Loan for the relevant Interest Period, the rate per annum (rounded upward, if necessary, to the nearest one-sixteenth of 1%) determined by the Agent to be equal to the quotient of (a) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (b) one minus the Eurocurrency Reserve Requirement for such Interest Period.

                  "LIBOR Loan" means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate.

                  "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

                  "Loan(s)" means a loan made by a Bank pursuant to this Agreement, including (unless the context otherwise indicates) a Swing Line Loan. Each such Loan (other than a Swing Line Loan) shall be an ABR Loan or a LIBOR Loan.

                  "Loan Document(s)" means this Agreement, the Notes, the Reimbursement Agreements, and any and all documents delivered hereunder or pursuant hereto.

                  "London Interbank Offered Rate" means, with respect to a LIBOR Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. Dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant LIBOR Loan and having a maturity approximately equal to such Interest Period.

                  "Lots" means all Land owned by the Borrower and/or a Subsidiary which is zoned by the municipality in which such real property is located for residential building and use, and with respect to which the Borrower or such Subsidiary has obtained all necessary approvals for its subdivision for Housing Units; provided, however, that the term "Lots" shall not include any Land upon which the construction of a Housing Unit has commenced.

                  "Lots under Development" means Lots with respect to which construction of streets or other subdivision improvements has commenced but which are not Finished Lots.

                  "Majority Banks" means at any time the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amount of the Notes held by the Banks (including in such amount any participation held by such Bank as a result of its purchase thereof pursuant to
Section 10.07), or, if no such principal amount is then outstanding, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Commitments.

                  "Merged Banks" has the meaning assigned to that term in
Section 12.03(c).

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

                  "Net Income" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period.

                  "Note(s)" means the promissory notes described in
Section 2.10 hereof.

                  "Notice of Assignment" has the meaning assigned to that term in Section 12.03(b) hereof.

                  "Obligations" means (a) the due and punctual payment of principal of and interest on the Loans and the Notes, (b) the due and punctual payment of the Facility Letter of Credit Obligations, and (c) the due and punctual payment of fees, expenses, reimbursements, indemnifications and other present and future monetary obligations of the Borrower to the Banks or to any Bank, the Agent, the Issuing Bank or any indemnified party under the Loan Documents.

                  "Original Agreement" has the meaning assigned to that term in the recitals of this Agreement.

                  "Participant" has the meaning assigned to that term in
Section 12.02(a) hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Performance Letter of Credit" means any Letter of Credit of the Borrower or a Guarantor that is issued for the benefit of a municipality, other governmental authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit of the proper and timely completion of construction work.

                  "Permitted Acquisition" means any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the business of home building; provided that, immediately after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing.

                  "Permitted Senior Debt" means the sum of all Debt of the Borrower and its Subsidiaries on a consolidated basis, excluding (i) Secured Debt, (ii) Performance Letters of Credit, (iii) performance bonds and (iv) Debt of any Joint Venture.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

                  "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which (a) the Borrower or a Subsidiary or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA and (b) the Borrower or a Subsidiary has any material liability; provided, however, that the term "Plan" shall not include any Multiemployer Plan.

                  "Pricing Factor" means either the Debt/Cap Ratio or the Senior Debt Rating.

                  "Principal Office" means, with respect to the Agent, the Principal Office of the Agent designated as such on the signature pages hereof or such other office of the Agent as the Agent may from time to time specify to the Borrower and the Banks as its Principal Office.

                  "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any material liability.

                  "Purchaser" has the meaning assigned to that term in
Section 12.03(a) hereof.

                  "Receivables" means the net proceeds payable to, but not yet received by, the Borrower or a Subsidiary following a Housing Unit Closing.

                  "Refinancing Debt" means Debt that refunds, refinances or extends any applicable Debt ("Refinanced Debt") but only to the extent that (i) the Refinancing Debt is subordinated to or pari passu with the Obligations to the same extent as such Refinanced Debt, if at all, (ii) the Refinancing Debt is scheduled to mature no earlier than the earlier of (A) the current maturity date of such Refinanced Debt or (B) a date three (3) years after the Termination Date (as determined at the time such Refinancing Debt is Incurred), (iii) such Refinancing Debt is in an aggregate amount that is equal to or less than the sum of (A) the aggregate amount then outstanding under the Refinanced Debt, plus (B) accrued and unpaid interest on such Refinanced Debt, plus (C) reasonable fees and expenses incurred in obtaining such Refinancing Debt, it being understood that this clause (iii) shall not preclude the Refinancing Debt from being a part of a Debt financing that includes other or additional Debt otherwise permitted herein, (iv) such Refinancing Debt is Incurred by the same Person that initially Incurred such Refinanced Debt or by another Person of which the Person that initially Incurred such Refinanced Debt is a Subsidiary, and (v) such Refinancing Debt is Incurred within 60 days after such Refinanced Debt is so refunded, refinanced or extended.

                  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                  "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

                  "Reimbursement Agreement" means, with respect to a Facility Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the applicable Issuing Bank may employ in the ordinary course of business for its own account, with the modifications thereto as may be agreed upon by such Issuing Bank and the Borrower and as are not materially adverse (in the reasonable judgment of such Issuing Bank and the Agent) to the interests of the Banks; provided, however, in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

                  "Rejecting Bank" has the meaning assigned to such term in Section 2.19(b).

                  "Replacement Bank" has the meaning assigned to such term in Section 2.20.

                  "Reportable Event" means any of the events set forth in
Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).

                  "S&P" means Standard & Poor's Rating Services.

                  "Secured Debt" means all Debt of the Borrower or any of its Subsidiaries (excluding Debt owing to the Borrower or any of its Subsidiaries) that is secured by a Lien on assets of the Borrower or any of its Subsidiaries.

                  "Senior Debt" means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Debt with respect thereto.

                  "Senior Debt Rating" means the second highest rating among the publicly announced ratings of Moody's, S&P, D&P and/or Fitch of the Borrower's unsecured long-term debt (including the Senior Debt and the Obligations), provided, however, (i) at any time at which neither of the two highest ratings is by Moody's or S&P, the Senior Debt Rating shall be (x) the rating assigned by either Moody's or S&P at any time at which only one of Moody's or S&P shall publicly announce a rating of the Borrower's unsecured long-term debt, or (y) the higher of the two ratings by Moody's and S&P at any time at which both shall publicly announce a rating of the Borrower's unsecured long-term debt, and (ii) at any time at which (A) none of Moody's, S&P, D&P or Fitch publicly announces ratings of the Borrower's unsecured long-term debt, or (B) neither Moody's nor S&P publicly announces ratings of the Borrower's unsecured long-term debt, no Senior Debt Rating shall be deemed to exist. The Senior Debt Rating shall change if and when such rating(s) change, and such change in the Senior Debt Rating shall have the effect provided for in Section 2.05 and elsewhere in this Agreement.

                  "Senior Indentures" means either of the Indentures identified in the definition of the term "Senior Notes" and any other Indenture hereafter entered into by the Borrower pursuant to which the Borrower Incurs any Refinancing Debt with respect to any of the Senior Notes.

                  "Senior Notes" means (i) the 9% Senior Notes due 2004 of the Borrower issued in the original principal amount of $115,000,000 pursuant to the Indenture dated March 2, 1994 and (ii) the 8 7/8 percent Senior Notes due 2008 of the Borrower issued in the original principal amount of $100,000,000 pursuant to the Indenture dated March 25, 1998.

                  "Significant Guarantor" means, at any date of determination thereof, any Guarantor that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and of the net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

                  "Significant Subsidiary" means, at any date of determination thereof, any Subsidiary that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and of the net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole. Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

                  "Speculative Housing Unit" means any Housing Unit owned by the Borrower or a Subsidiary that is not a Housing Unit Under Contract.

                  "Subsidiary" means, as to the Borrower or a Guarantor, in the case of a corporation, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be, or in the case of an entity which is not a corporation, the activities of which are controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be.

                  "Swing Line Bank" means First Chicago or any Purchaser to which First Chicago assigns the Swing Line Commitment in accordance with Section 12.03 hereof.

                  "Swing Line Commitment" means the commitment of the Swing Line Bank to make Swing Line Loans pursuant to Section 2.21(a) hereof. The Swing Line Commitment is in the amount of $10,000,000.

                  "Swing Line Loan" has the meaning assigned to such term in Section 2.21(a).

                  "Termination Date" means November 2, 2002.

                  "Transferee" has the meaning assigned to that term in
Section 12.04.

                  "UHIC" means United Homes Insurance Corporation, a Vermont corporation and Wholly Owned Subsidiary of the Borrower.

                  "Unrestricted Cash" of a Person means the cash of such Person that would not be identified as "restricted" on a balance sheet of such Person prepared in accordance with GAAP.

                  "Wholly Owned Subsidiary" of any Person means (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.

                  "Year 2000 Issues" means anticipated costs, problems and uncertainties associated with the inability of the Borrower's or its Subsidiaries' computer applications to effectively handle data (including dates) on and after January 1, 2000, as such inability affects the business, operations, or financial condition of the Borrower or its Subsidiaries.

                  Section 1.02. Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, in determining the Borrower's compliance with the provisions of
Article VII hereof, GAAP shall not include modifications of generally accepted accounting principles that become effective after the date hereof.


                                   ARTICLE II

                         AMOUNTS AND TERMS OF THE LOANS

                  Section 2.01. Revolving Credit. (a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Loans (other than Swing Line Loans) to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date, and to purchase undivided interests and participations in Facility Letters of Credit in accordance with Section 13.06, in an aggregate principal amount of Loans and of such Bank's ratable share of Facility Letter of Credit Obligations not to exceed at any time outstanding the amount set opposite such Bank's name on the signature pages of this Agreement (such Bank's obligations to make Loans (other than Swing Line Loans) and to purchase undivided interests and participations in Facility Letters of Credit in accordance with Section 13.06 in such amounts, as reduced, increased or otherwise modified from time to time pursuant to the terms of this Agreement, being herein referred to as such Bank's "Commitment"), subject to the limitations set forth in Section 2.01(b) and Section 13.02.

                  (b) The aggregate amount of Permitted Senior Debt at any one time outstanding may not exceed the Borrowing Base as of the most recent Inventory Valuation Date, and no Loan (including a Swing Line Loan) shall be made that would have the effect of increasing the then outstanding amount of the Permitted Senior Debt to an amount exceeding such Borrowing Base, provided that a Loan shall not be deemed to have increased the amount of the Permitted Senior Debt to the extent that the proceeds of such Loan are immediately used to repay a Swing Line Loan theretofore included in the Permitted Senior Debt. No Loans shall be made at any time that any Swing Line Loan is outstanding, except for Loans that are used, on the day on which made, to repay in full the outstanding principal balance of the Swing Line Loans.

                  (c) Each Borrowing which shall not utilize the Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) for a Borrowing consisting of LIBOR Loans and Five Hundred Thousand Dollars ($500,000) in the case of a Borrowing consisting of ABR Loans and, in either case, if in excess of the specified amount, in integral multiples of One Hundred Thousand Dollars ($100,000). Each Borrowing shall consist of a Loan made by each Bank in the proportion which that Bank's Commitment bears to the Aggregate Commitments. Within the limits of the Aggregate Commitments, the Borrower may borrow, repay pursuant to Section 2.11, and reborrow under this Section 2.01. On such terms and conditions, the Loans may be outstanding as ABR Loans or LIBOR Loans. Each type of Loan shall be made and maintained at such Bank's Lending Office for such type of Loan. The failure of any Bank to make any requested Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank. The provisions of this Section 2.01(c) shall not apply to Swing Line Loans.

                  (d) The Borrower may elect to deliver to the Agent a Borrowing Base Certificate setting forth the Borrowing Base as of the last day of a calendar month subsequent to the most recent fiscal quarter with respect to which a Borrowing Base Certificate was required to be delivered under Section 5.08(6) of the Agreement.

                  (e) The Agent or the Majority Lenders may, upon notice to the Borrower from the Agent, require the Borrower to deliver a Borrowing Base Certificate determined as of the last day of a calendar month (as designated in such notice) subsequent to the fiscal quarter with respect to which a Borrowing Base Certificate was required to be delivered under Section 5.08(6) of the Agreement, provided that the Borrowing Base Certificate under this Section 2.01(e) shall only be required to be delivered on the later to occur of (i) the tenth (10th) day following the Agent's notice to the Borrower under this Section 2.01(e) or (ii) the twenty-fifth (25th) day after the last day of the applicable calendar month (as designated in such notice).

                  (f) The Borrower may elect to include in a Borrowing Base Certificate delivered in anticipation of a Permitted Acquisition all assets that would have been included in the Borrowing Base had the Permitted Acquisition been consummated as of the last day of the most recent fiscal quarter or (if applicable under Section 2.01(d) or (e)) calendar month, provided, however, that such Borrowing Base Certificate shall expressly state that it is delivered in anticipation of, and shall only be effective hereunder for purposes of Borrowings made on or after, the consummation of such Permitted Acquisition (it being understood that, until the consummation of such Permitted Acquisition, the previously delivered Borrowing Base Certificate shall remain in effect).

                  Section 2.02. Reduction of Aggregate Commitments. The Borrower shall have the right, upon at least three (3) Business Days' prior notice to the Agent, to terminate in whole or reduce in part the unused portion of the Aggregate Commitments, provided that each partial reduction shall be in the amount of at least Five Million Dollars ($5,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the sum of (i) the outstanding and unpaid principal amount of the Loans and (ii) the Facility Letter of Credit Obligations shall exceed the Aggregate Commitments. Each reduction in part of the unused portion of each Bank's Commitment shall be made in the proportion that such Bank's Commitment bears to the total amount of the Aggregate

Commitments. Any Commitment, once reduced or terminated, may not be reinstated.

                  Section 2.03. Notice and Manner of Borrowing. The Borrower shall give the Agent notice of any Loans under this Agreement, on the Business Day of each ABR Loan, and at least three (3) Business Days before each LIBOR Loan, specifying: (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan (whether an ABR Loan or a LIBOR Loan); and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. All notices given by the Borrower under this Section 2.03 shall be irrevocable and shall be given not later than 10:00 A.M. Chicago time on the day specified above for such notice. The Agent shall notify each Bank of each such notice (including any notice provided for in Section 2.20(d)) not later than 11:00 A.M. Chicago time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 10:00 A.M. Chicago time. In the event such notice from the Borrower is received after 10:00 A.M. Chicago time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Bank of such notice as soon as practicable but not later than 11:00 A.M. Chicago time on the next succeeding Business Day. Not later than 1:00 P.M. Chicago time on the date of such Loans, each Bank will make available to the Agent in immediately available funds, such Bank's pro rata share of such Loans. After the Agent's receipt of such funds, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such Loans available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Agent. The provisions of this
Section 2.03 shall not apply to Swing Line Loans.

                  Section 2.04. Non-Receipt of Funds by Agent. (a) Unless the Agent shall have received notice from a Bank prior to the date (in the case of a LIBOR Loan), or by 12:00 noon Chicago time on the date (in the case of an ABR
Loan), on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 2.03 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have given the notice provided for above and shall not have made such funds available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Alternate Base Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan. Nothing set forth in this Section shall affect the rights of the Borrower with respect to any Bank that defaults in the performance of its obligation to make a Loan hereunder.

                  (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Alternate Base Rate.

                  (c) The provisions of this Section 2.04 shall not apply to Swing Line Loans.

                  Section 2.05. Determination of Applicable Margins and Applicable Commitment Rate. (a) The Applicable Margins and the Applicable Commitment Rate shall be determined by reference to the Senior Debt Rating and the Debt/Cap Ratio in accordance with the following table and the provisions of this Section 2.05:


                  Senior                               Applicable                                    Applicable
                   Debt             Debt/Cap               LIBOR               Applicable             Commitment
    Level         Rating              Ratio               Margin               ABR Margin                Rate

                   BBB-        less                        .80%                   -0-                    0.20%
V                  /Baa3       than 30%


IV            BB+/Ba1          equal to                    1.00%                  -0-                   0.225%
                               or more
                               than 30%
                               and less
                               than 35%
III           BB/Ba2           equal to                    1.15%                  -0-                    0.25%
                               or more
                               than 35%
                               and less
                               than 40%
II            BB-/Ba3          equal to                    1.35%                 0.10%                   0.30%
              B+/B1            or more
                               than 40%
                               and less
                               than 55%
I             B/B2 &           55% or                      1.55%                 0.30%                   0.35%
              Below            more


         The Applicable Margins and Applicable Commitment Rate shall be determined on the basis of the Levels of the Pricing Factors in accordance with the following provisions:

              (i) At any time at which the Pricing Factors are at the same Level, the Applicable Margins and Applicable Commitment Rate shall be at that Level;

             (ii) At any time at which the Pricing Factors are at different Levels, the Applicable Margins and the Applicable Commitment Rate shall be at the Level that corresponds to (A) the Level of the higher of the two Pricing Factors (i.e. the lower pricing) whenever the Pricing Factors differ by one Level and (B) the Level that is one Level lower than the higher of the two Pricing Factors whenever the Pricing Factors differ by more than one Level;

            (iii) At any time at which there is or is deemed to be no Senior Debt Rating, the Applicable Margins and the Applicable Commitment Rate shall be at the Level that is one Level lower than the Level of the Debt/Cap Ratio; and

             (iv) At any time at which (A) neither D&P nor Fitch publicly announces a rating of the Borrower's unsecured long-term debt, and (B) Moody's or S&P (but not both) publicly announces a rating of the Borrower's unsecured long-term debt, the Applicable Margin and Applicable

         Commitment Rate shall be determined in accordance with subsections (i) and (ii) above (as applicable), except that (A) the Applicable LIBOR Margin set forth in the Table above shall be increased by 0.075% and
         (B) the Applicable Commitment Rate set forth in the Table shall be increased by 0.025%.

         (b) The Applicable Margin and the Applicable Commitment Rate shall be adjusted, from time to time, effective (as applicable) on the first Business Day after any change in the Senior Debt Ratings that results in any change in the Applicable Margins or Applicable Commitment Rate or the fifth (5th) Business Day after the Agent's receipt of the Borrower's quarterly or annual financial statements evidencing a change in the Debt/Cap Ratio that results in any change in the Applicable Margins or Applicable Commitment Rates, provided, however, that any change in the Applicable LIBOR Margin shall only apply to LIBOR Loans for Interest Periods commencing after such change in the Applicable LIBOR Margin is effective.

                  Section 2.06. Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into an ABR Loan, and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying:
(1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into a LIBOR Loan, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each Loan of each Bank outstanding after a renewal or conversion shall be One Million Dollars ($1,000,000) in the case of a LIBOR Loan, and Two Hundred Fifty Thousand Dollars ($250,000) in the case of an ABR Loan; and (b) LIBOR Loans may be converted on a Business Day that is not the last day of the Interest Period for such Loan only if the Borrower pays on the date of conversion all amounts due pursuant to Section 2.17 hereof; and (c) the Borrower may not renew a LIBOR Loan or convert an ABR Loan into a LIBOR Loan at any time that a Default has occurred that is continuing. Each such notice shall be accompanied by a Borrowing Base Certificate dated as at the date of such notice. All conversions and renewals shall be made in the proportion that each Bank's Loan bears to the total amount of all the Banks' Loans. All notices given by the Borrower under this Section 2.06 shall be irrevocable and shall be given not later than 10:00 A.M. Chicago time on the day which is not less than the number of Business Days specified above for such notice. The Agent shall notify each Bank of each such notice not later than 11:00 A.M. Chicago time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 10:00 A.M. Chicago time. In the event such notice from the Borrower is received after 10:00 A.M. Chicago time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Bank of such notice as soon as practicable but not later than 11:00 A.M. Chicago time on the next succeeding Business Day. Notwithstanding the foregoing, if the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into an ABR Loan on the last day of the Interest Period for such Loan. The provisions of this Section 2.06 shall not apply to Swing Line Loans.

                  Section 2.07. Interest. (a) The Borrower shall pay interest to the Agent for the account of each Bank on the outstanding and unpaid principal amount of the Loans at the following rates:

                       (i) If an ABR Loan or Swing Line Loan, then at a rate
                  per annum equal to the sum of (A) the Applicable ABR Margin in effect from time to time as interest accrues and (B) the Alternate Base Rate in effect from time to time as interest accrues; and

                      (ii) if a LIBOR Loan, then at a rate per annum for the
                  Interest Period applicable to such LIBOR Loan equal to the sum of (A) the Applicable LIBOR Margin in effect on the first day of such Interest Period and (B) the LIBOR Interest Rate determined for such Interest Period.

                  (b) Any change in the interest rate based on the Alternate Base Rate resulting from a change in the Alternate Base Rate shall be effective as of the opening of business on the day on which such change in the Alternate Base Rate becomes effective. Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each ABR Loan and Swing Line Loan shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.

                  (c) Interest on the Loans shall be paid (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) in immediately available funds to the Agent at its Principal Office for the account of the applicable Lending Office of each Bank as follows:

         (1) For each ABR Loan and Swing Line Loan on the first day of each calendar month commencing on the first such date after such Loan;

         (2) For each LIBOR Loan, on the last day of the Interest Period with respect thereto, except that, if such Interest Period is longer than three months, interest shall also be paid on the last day of the third month of such Interest Period; and

         (3) If not sooner paid, then on the Termination Date or such earlier date as the Loans may be due or declared due hereunder.

                  (d) Any principal amount of any Loan not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the Alternate Base Rate or the applicable LIBOR Interest Rate, as the case may be, for such Loan in effect from time to time as interest accrues, plus the Applicable Margin in effect from time to time as interest accrues, plus two percent (2%) per annum.

                  Section 2.08. Interest Rate Determination. (a) The Agent shall determine each London Interbank Offered Rate, as applicable. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

                  (b) If the provisions of this Agreement or any Note would at any time require payment by the Borrower to a Bank of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to such Bank shall be reduced to the extent necessary so that such Bank shall not receive interest in excess of such maximum amount. If, as a result of the foregoing a Bank shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called "Interest Deficit") will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to a Bank hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Bank to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans. The amount of the Interest Deficit relating to the Loans shall be treated as a prepayment premium (to the extent permitted by law) and paid in full at the time of any optional prepayment by the Borrower to the Banks of all the Loans at that time outstanding pursuant to Section 2.11 hereof. The amount of the Interest Deficit relating to the Loans at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.11 hereof) shall be canceled and not paid.

                  Section 2.09. Fees. (a) The Borrower shall pay to the Agent upon the execution of this Agreement, for the account of each Bank, a one time, nonrefundable fee equal to the percentage of such Bank's Commitment provided for in the allocation letter delivered on or before the date hereof by First Chicago and FCCM to the Banks and the Borrower. The Agent shall deliver to each Bank its applicable fee promptly upon the Agent's receipt thereof.

                  (b) The Borrower agrees to pay to the Agent for the account of each Bank (subject to adjustment in the case of the Swing Line Bank as hereinafter provided) a commitment fee on the average daily unused portion of such Bank's Commitment (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) from the date of this Agreement until the Termination Date at the Applicable Commitment Rate, payable in arrears on the first day of each January, April, July and October during the term of such Bank's Commitment, commencing January 1, 1999, and ending on the Termination Date. The commitment fees shall be calculated on the basis of a year of 365 days for the actual number of days elapsed. Upon receipt of any commitment fees, the Agent will promptly thereafter cause to be distributed such payments to the Banks in the proportion that each Bank's unused Commitment bears to the unused Aggregate Commitments (subject to adjustment in the case of the Swing Line Bank as hereinafter provided). For purposes of determining the commitment fee payable to the Swing Line Bank, the unused portion of such Bank's Commitment shall be reduced dollar-for-dollar by the amount of any Swing Line Loans then outstanding.

                  (c) The Borrower shall pay to the Agent and FCCM such additional fees as are specified in a fee letter from the Agent and FCCM to the Borrower dated October 30, 1998, accepted by the Borrower on November 2, 1998.

                  Section 2.10. Notes. All Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A-1 hereto in the case of each Bank that is not a party to the Original Agreement and in substantially the form of Exhibit A-2 hereto in the case of each Bank that is a party to the Original Agreement, and in each case duly completed, dated the date of this Agreement, and payable to such Bank for the account of its applicable Lending Office, such Note to represent the obligation of the Borrower to repay the Loans. Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by such Bank for the account of its applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note held by such Bank. All Loans shall be repaid on the Termination Date.

                  Section 2.11. Prepayments. (a) The Borrower may, upon notice to the Agent not later than 11:00 A.M. (Chicago time) on the date of prepayment in the case of ABR Loans and at least three (3) Business Days' prior notice to the Agent in the case of LIBOR Loans, prepay (including, without limitation, all amounts payable pursuant to the terms of Section 2.17 hereof) the Notes in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial payment shall be in a principal amount of not less than One Million Dollars ($1,000,000) in the case of a LIBOR Loan and Two Hundred Fifty Thousand Dollars ($250,000) in the case of an ABR Loan; and (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loans; provided, however, that such prepayment of LIBOR Loans may be made on any other Business Day if the Borrower pays at the time of such prepayment all amounts due pursuant to Section 2.17 hereof. Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed such prepayment to each Bank for the account of its applicable Lending Office pro rata to each Bank in the proportion that its Commitment bears to the Aggregate Commitments, except that prepayments of Swing Line Loans shall be made solely to the Swing Line Bank.

                  (b) The Borrower shall immediately upon a Change in Control prepay the Notes in full and all accrued interest to the date of such prepayment, and in the case of LIBOR Loans all amounts due pursuant to Section
2.17 hereof.

                  Section 2.12. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 A.M. Chicago time on the date when due in lawful money of the United States to the Agent for the account of the applicable Lending Office of each Bank (or, in the case of Swing Line Loans, for the account of the Swing Line Bank) in immediately available funds. The Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest with respect to Loans (other than Swing Line Loans) in like funds to each Bank for the account of its applicable Lending Office pro rata to each Bank in the proportion that its Commitment bears to the Aggregate Commitments, (2) such payments of principal and interest with respect to Swing Line Loans solely to the Swing Line Bank and (3) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. If any such payment is not received by a Bank on the Business Day on which the Agent received such payment (or the following Business Day if the Agent's receipt thereof occurs after 2:00 P.M. (Chicago time)), such Bank shall be entitled to receive from the Agent interest on such payment at the Federal Funds Rate for three Business Days and thereafter at the Alternate Base Rate (which interest payment shall not be an obligation for the Borrower's account, including under Section 11.04 or Section 11.06). The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

                  Section 2.13. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower for working capital and general corporate purposes of the Borrower and the Guarantors to the extent permitted in this Agreement and to repay Swing Line Loans. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of repaying the Senior Notes or for purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

                  Section 2.14. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Bank therewith,

                  (i) subjects any Bank or any applicable Lending Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Bank or applicable Lending Office), or changes the basis of taxation of payments to any Bank in respect of its Loans or other amounts due it hereunder, or

             (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Loans), or

            (iii) imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Office of making, funding or maintaining loans or reduces any amount receivable by any Bank or any applicable Lending Office in connection with loans, or requires any Bank or any applicable Lending Office to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Bank, then, within fifteen (15) days of demand by such Bank, the Borrower shall pay such Bank that portion of such increased expense incurred or reduction in an amount received which such Bank reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment.

                  Section 2.15. Changes in Capital Adequacy Regulations. If a Bank determines the amount of capital required or expected to be maintained by such Bank, any Lending Office of such Bank or any corporation controlling such Bank is increased as a result of a Change, then, within 10 days of demand by such Bank, the Borrower shall pay such Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Bank's policies as to capital adequacy); provided, however, that a Bank shall impose such cost upon the Borrower only if such Bank is generally imposing such cost on its other borrowers having similar credit arrangements. "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or
(ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Bank or any Lending Office or any corporation controlling any Bank. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the

United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

                  Section 2.16. Availability of LIBOR Loans. If any Bank determines that maintenance of its LIBOR Loans at the Lending Office selected by the Bank would violate any applicable law, rule, regulation, or directive, whether or not having the force of law (and it is not reasonably possible for the Bank to designate an alternate Lending Office without being adversely affected thereby), or if the Majority Banks determine that (i) deposits of a type and maturity appropriate to match fund LIBOR Loans are not available or
(ii) the interest rate applicable to LIBOR Loans does not accurately reflect the cost of making or maintaining such LIBOR Loans, then the Agent shall suspend the availability of LIBOR Loans and require any LIBOR Loans to be repaid.

                  Section 2.17. Funding Indemnification. If any payment of a LIBOR Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Loan is not made on the date specified by the Borrower for any reason other than default by the Banks, the Borrower will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits required to fund or maintain the LIBOR Loan.

                  Section 2.18. Bank Statements; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Lending Office with respect to its LIBOR Loans to reduce any liability of the Borrower to such Bank under Sections 2.14 and 2.15 or to avoid the unavailability of LIBOR Loans. Each Bank shall deliver a written statement of such Bank as to the amount due, if any, under Sections 2.14, 2.15 or 2.17. Such written statement shall set forth in reasonable detail the calculations upon which such Bank determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Bank funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the

Borrower under Sections 2.14, 2.15 and 2.17 shall survive payment of the Obligations and termination of this Agreement.

                  Section 2.19. Extension of Termination Date. (a) The Borrower may request an extension of the Termination Date to February 28, 2004 (in the case of the first such extension) or to the first anniversary of the then scheduled Termination Date (in the case of each subsequent extension) by submitting a request for an extension to the Agent (i) in the case of the first such extension, on or after January 1, 2000 and on or before February
28, 2000, and (ii) in the case of each subsequent extension, not more than 38 months nor less than 36 months prior to the then scheduled Termination Date; provided that, in the case of each such request, the Borrower shall have theretofore furnished to the Agent the annual financial statements for the immediately preceding fiscal year provided for in Section 5.08(2). At the time of or prior to the delivery of such request, the Borrower shall propose to the Agent the amount of the fees that the Borrower would agree to pay with respect to such extension if approved by the Banks. Promptly upon (but not later than five
Business Days after) the Agent's receipt and approval of the extension request and fee proposal (as so approved, the "Extension Request"), the Agent shall deliver to each Bank a copy of, and shall request each Bank to approve, the Extension
Request. Each Bank approving the Extension Request shall deliver its written approval no later than 30 days after such Bank's receipt of the Extension Request. If the approval of each of the Banks is received by the Agent within 30 days of the receipt by them of the Extension Request (or as otherwise provided in Section 2.19(b)), the Agent shall promptly so notify the Borrower and each Bank in writing, and the Termination Date shall be extended to February 28, 2004 (in the case of the first such extension) or to the first anniversary of the then scheduled
Termination Date (in the case of each subsequent extension), and in such event the Borrower may thereafter request, each time the Termination Date is so extended, a further extension of the then scheduled Termination Date in accordance with this Section 2.19.
If any of the Banks does not deliver to the Agent such Bank's written approval to any Extension Request within such 30-day period, the Termination Date shall not be extended, except as otherwise provided in Section 2.19(b).

                  (b) If (i) any Bank (but not more than one Bank) ("Rejecting Bank") shall not approve an Extension Request, (ii) all rights and obligations (from and after the date of the assignment described below) of such Rejecting Bank under this Agreement and under the other Loan Documents (including, without limitation, its Commitment and all Loans owing to it) shall have been assigned, within 90 days following the Bank's receipt of such Extension Request, in accordance with Section 2.20, to one or more Replacement Banks who shall have approved in writing such

Extension Request at the time of such assignment, or, to the extent not so assigned, such Rejecting Bank's Commitment shall have been terminated as provided in Section 2.19(c), and (iii) no other Bank shall have given written notice to the Agent of such Bank's withdrawal of its approval of the Extension Request, the Agent shall promptly so notify the Borrower and each Bank, and the Termination Date shall be extended to February 28, 2004 (in the case of the first such extension) or to the first anniversary of the then scheduled Termination Date (in the case of each subsequent extension), and in such event the Borrower may thereafter request, each time the Termination Date is so extended, a further extension as provided in Section 2.19(a).

                  (c) Within ninety (90) days following the Banks' receipt of an Extension Request, the Borrower may, upon notice to the Agent and the Rejecting Bank, and subject to the provisions of the last sentence of this Section 2.19(c), terminate the Commitment of such Rejecting Bank (or such portion of the Commitment as is not assigned to a Replacement Bank in accordance with Section 2.20), which termination shall occur as of a date set forth in such Borrower's notice but in no event more than thirty (30) days following such notice (subject to the provisions of Section 2.20(b)). Upon the effective date of such termination, the Borrower shall pay to the Rejecting Bank all amounts due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Bank, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.14 and 2.15 with respect to such Rejecting Bank and the fees payable to such Rejecting Bank under Section 2.09(b). Upon request by the Borrower or the Agent, the Rejecting Bank will deliver to the Borrower and the Agent a letter setting forth the amounts payable to the Rejecting Bank as set forth above. Upon the termination of such Rejecting Bank's Commitment and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Rejecting Bank under this Agreement and such Rejecting Bank shall cease to be a party hereto, provided, however, that such Rejecting Bank shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06, as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 10.05 with respect to obligations and liabilities accruing prior to the termination of such Rejecting Bank's Commitment. If, as a result of the termination of the Rejecting Bank's Commitment, any payment of a LIBOR Loan occurs on a day which is not the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the benefit of the Banks any loss or cost incurred by the Banks resulting therefrom in accordance with Section 2.17. Upon the effective date of the termination of the Rejecting Bank's Commitment, the

Aggregate Commitments shall be reduced by the amount of the terminated Commitment of the Rejecting Bank, and each other Bank shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the last sentence of this Section 2.19(c), without recourse or warranty, from the Rejecting Bank, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Bank (excluding the Rejecting Bank but including any Replacement Bank that acquires an interest hereunder from such Rejecting Bank) holds a participation interest in each Facility Letter of Credit in proportion to the ratio that such Bank's Commitment (upon the effective date of such termination of the Rejecting Bank's Commitment) bears to the Aggregate Commitments (as reduced by the termination of such Rejecting Bank's Commitment or a part thereof). Notwithstanding the foregoing, if, upon the termination of the Commitment of such Rejecting Bank, the sum of the outstanding principal balance of the Loans and the Facility Letter of Credit Obligations would exceed the Aggregate Commitments (as reduced), the Borrower may not terminate such Rejecting Bank's Commitment unless the Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Loans or causes to be canceled, released and returned to the applicable Issuing Bank outstanding Facility Letters of Credit in sufficient amounts such that, on the effective date of such termination, the sum of the outstanding principal balance of the Loans and the Facility Letter of Credit Obligations does not exceed the Aggregate Commitments (as reduced).

                  (d) Within ten days of the Agent's notice to the Borrower that all of the Banks have approved an Extension Request (whether pursuant to Section 2.19(a) or 2.19(b)), the Borrower shall pay to the Agent for the account of each Bank the applicable extension fees specified in the Extension Request.

                  Section 2.20. Replacement of Certain Banks. (a) In the event a Bank ("Affected Bank"): (i) shall have requested compensation from the Borrower under Sections 2.14 or 2.15 to recover additional costs incurred by such Bank that are not being incurred generally by the other Banks, (ii) shall have delivered a notice pursuant to Section 2.16 claiming that such Bank is unable to extend LIBOR Loans to the Borrower for reasons not generally applicable to the other Banks, (iii) shall have invoked Section 11.13 or (iv) is a Rejecting Bank pursuant to Section 2.19, then, in any such case, the Borrower or the Agent may make written demand on such Affected Bank (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Bank to assign, and, if a Replacement Bank (as hereinafter defined) notifies the Affected Bank of its willingness to purchase the Affected Bank's interest and the Agent and the Borrower consent thereto in writing, then such Affected Bank shall assign pursuant to one or more duly executed assignment and acceptance agreements in substantially and in all material respects in the form and substance of Exhibit I five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 12.03(a) that the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Bank"), all (or, to the extent permitted under Section 2.20(b), a part) of such Affected Bank's rights and obligations (from and after the date of such assignment) under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Loans owing to it) in accordance with Section 12.03. The Agent agrees, upon the occurrence of such events with respect to an Affected Bank and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Bank. As a condition to any such assignment, the Affected Bank shall have concurrently received, in cash, all amounts due and owing to the Affected Bank hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Bank, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14 and 2.15 with respect to such Affected Bank and the fees payable to such Affected Bank under Section 2.09(b); provided that upon such Affected Bank's replacement, such Affected Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section
10.05 with respect to obligations and liabilities accruing prior to the replacement of such Affected Bank.

                  (b) In the event that the Affected Bank is a Rejecting Bank, the Borrower may elect to have a part of the Rejecting Bank's rights and obligations under this Agreement and the other Loan Documents assigned pursuant to this Section 2.20, provided that the Borrower also elects, pursuant to
Section 2.19(c), to terminate the entire amount of the Rejecting Bank's Commitment not so assigned, which termination shall be effective on the date on which such assignment of the Rejecting Bank's rights and obligations is consummated under this Section 2.20.

                  Section 2.21. Swing Line. (a) The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make loans ("Swing Line Loans") to the Borrower from time to time during the period from the date of this Agreement, up to but not including the Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the Swing Line Commitment or (ii) the amount by which the Swing Line Bank's Commitment under Section 2.01 exceeds the outstanding principal amount of the Loans made by the Swing Line Bank pursuant to Section 2.01, subject to the limitations set forth in Section 2.01(b).

                  (b) Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) and, if in excess thereof, in integral multiples of One Million Dollars ($1,000,000). Within the limits of the Swing Line Commitment, the Borrower may borrow, repay and reborrow under this Section 2.21.

                  (c) The Borrower shall give the Swing Line Bank notice of any request for a Swing Line Loan not later than 2:00 p.m. Chicago time on the Business Day of such Swing Line Loan, specifying the amount of such requested Swing Line Loan. Each such notice shall be accompanied by a Borrowing Base Certificate dated as of the date of such notice (and by the notice provided for in Section 2.21(d)). All notices given by the Borrower under this Section 2.21(c) shall be irrevocable. Upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Bank will make the Swing Line Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account with the Swing Line Bank.

                  (d) On the first Business Day following the making of a Swing Line Loan, such Swing Line Loan shall be paid in full from the proceeds of a Loan made pursuant to Section 2.01. Each notice given by the Borrower under
Section 2.21(c) shall include, or, if it does not include, shall be deemed to include an irrevocable notice under Section 2.03 requesting the Banks to make an ABR Loan on the next succeeding Business Day in the full amount of such Swing Line Loan.

                  Section 2.22. Increase of Aggregate Commitments.(a) The Borrower may, at any time and from time to time, request, by notice to the Agent, the Agent's approval of an increase of the Aggregate Commitments within the limitations hereafter described, which request shall set forth the amount of such requested increase. Within twenty (20) days of such request, the Agent shall advise the Borrower of its approval or disapproval of such request; failure to so advise the Borrower shall constitute disapproval. Upon approval of the Agent, the Aggregate Commitments may be so increased either by having additional financial institutions approved by the Borrower and the Agent ("Additional Banks") become Banks hereunder and/or by having any one or more of the then existing Banks hereunder (at their respective election in their sole discretion) that have been approved by the Borrower and the Agent, increase the amount of their Commitments (any such Bank that elects to increase its Commitment and any Additional Bank being hereinafter referred to as a "New Bank"), provided that (i) the Commitment of any Additional Bank shall not be less than Ten Million Dollars ($10,000,000) and the sum of the Commitments of the Additional Banks and the increases in the Commitments of the other New Banks shall be in an aggregate amount of not less than Five Million

Dollars ($5,000,000) (and, if in excess thereof, in integral multiples of One Million Dollars ($1,000,000)); (ii) the Aggregate Commitments shall not exceed Two Hundred Fifty Million Dollars ($250,000,000); (iii) the Borrower and each New Bank shall have executed and delivered a commitment and acceptance (the "Commitment and Acceptance") substantially in the form of Exhibit B hereto, and the Agent shall have accepted and executed the same; (iv) the Borrower shall have executed and delivered to the Agent a Note or Notes payable to the order of each New Bank, each such Note to be in the amount of such New Bank's Commitment (and, if such New Bank is not an Additional Bank, such Note shall replace the Note theretofore held by such New Bank); (v) the Borrower shall have delivered to the Agent opinions of counsel (substantially similar to the forms of opinions attached hereto as Exhibits C and D, modified to apply to the increase in the Aggregate Commitments and each Note and Commitment and Acceptance executed and delivered in connection therewith); (vi) the Guarantors shall have consented in writing to the new Commitments or increases in Commitments (as applicable) and shall have agreed that their Guaranties continue in full force and effect; (vii) the Borrower and each New Bank shall otherwise have executed and delivered such other instruments and documents as the Agent shall have reasonably requested in connection with such new Commitment or increase in Commitment (as applicable); and (viii) if the Aggregate Commitments shall at any time have been reduced (other than pursuant to Section 2.19(c)), any subsequent increase of the Aggregate Commitments shall be subject to the provisions of Section 2.22(b). The form and substance of the documents required under clauses (iii) through (vii) above shall be reasonably acceptable to the Agent. Upon the admission of any Additional Bank or the increase in the Commitment of any other New Bank hereunder, the Agent shall provide written notice thereof to all of the Banks and shall furnish to all of the Banks copies of the documents required under clauses (iii), (v), (vi) and (vii) above. Except for (1) the notice by the Borrower to the Agent provided for in the first sentence of this Section 2.22(a), (2) the notice by the Agent to the Banks provided for in the immediately preceding sentence of this Section 2.22(a) and (3) the Facility Increase Notice (which is required to be given under the provisions of Section 2.22(b) only if the Aggregate Commitments have been reduced (other than pursuant to Section 2.19(c)) prior to the Borrower's notice to the Agent requesting an increase in the Aggregate Commitments), neither the Borrower nor the Agent shall be required to give to any Bank any notice of the Borrower's request for an increase of the Aggregate Commitments under this Section 2.22(a).

                  (b) Notwithstanding the provisions of Section 2.22(a), in the event that the Aggregate Commitments shall at any time have been reduced (other than pursuant to Section 2.19(c)), the Aggregate Commitments shall not thereafter be increased unless and until each of the then existing Banks shall have been given the right (at its election) to increase its Commitment by an amount equal to the lesser of (i) such Bank's ratable portion (based upon the ratio (determined as of the date of the Borrower's request for the Agent's approval of such increase) of its then existing Commitment to the then existing Aggregate Commitments) of the aggregate amount of all prior decreases (net of prior increases) in the Aggregate Commitments (other than pursuant to Section 2.19(c)) or (ii) such Bank's ratable portion (based upon the ratio (determined as of the date of the Borrower's request for the Agent's approval of such increase) of its then existing Commitment to the then existing Aggregate Commitments) of the proposed increase in the Aggregate Commitments. If, at any time after the Aggregate Commitments have been reduced (other than pursuant to Section 2.19(c)), the Agent shall approve the Borrower's request for an increase in the Aggregate Commitments, the Agent shall promptly, but no later than ten (10) days after its receipt of the Borrower's request, deliver to the then existing Banks hereunder a notice (the "Facility Increase Notice") setting forth the amount of the increase so requested by the Borrower, and the Banks' rights hereunder to increase their Commitments shall be exercisable within, but not later than, thirty (30) days following the date of delivery of the Facility Increase Notice. If a Bank elects to exercise such right by notice given to the Agent within such 30- day period, then such Bank shall (in accordance with and subject to the provisions of Section 2.22(a)) increase its Commitment by an amount determined in accordance with the first sentence of this Section 2.22(b). If such Bank does not so elect by notice given to the Agent within such 30-day period, the Borrower and the Agent may proceed with the increase of the Aggregate Commitments as set forth in the Facility Increase Notice, subject to and in accordance with Section 2.22(a). Nothing contained herein shall preclude any Bank, at its election and with the approval of the Borrower and the Agent as provided in and otherwise in accordance with Section 2.22(a), from increasing its Commitment to an amount in excess of the amount provided for in this Section 2.22(b).

                  (c) Upon the effective date of any increase in the Aggregate Commitments pursuant to the provisions hereof, which effective date shall be mutually agreed upon by the Borrower, each New Bank and the Agent, each New Bank shall make a payment to the Agent in an amount sufficient, upon the application of such payments by all New Banks to the reduction of the outstanding Loans held by the Banks, to cause the principal amount outstanding under the Loans made by each Bank (including any New Bank) to be in the proportion to the ratio that such Bank's Commitment (upon the effective date of such increase) bears to the Aggregate Commitments as so increased. The Borrower hereby irrevocably authorizes each New Bank to fund to the Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Loans held by the other Banks, and each such payment shall constitute a Loan hereunder, it being understood that the outstanding amounts of the Loans held by the other Banks shall be reduced by such amounts in accordance with this Section 2.22(c). If, as a result of the repayment of the Loans provided for in this
Section 2.22(c), any payment of a Borrowing consisting of LIBOR Loans occurs on a day which is not the last day of the applicable Interest Period, the Borrower will pay to the Agent for the benefit of any of the Banks holding a LIBOR Loan any loss or cost incurred by such Bank resulting therefrom in accordance with
Section 2.17. Upon the effective date of such increase in the Aggregate Commitments, all Loans outstanding hereunder (including any Loans made by the New Banks on such date) shall be ABR Loans, subject to the Borrower's right to convert the same to LIBOR Loans on or after such date in accordance with the provisions of Section 2.06.

                  (d) Upon the effective date of any increase in the Aggregate Commitments and the making of the Loans by the New Banks in accordance with the provisions of Section 2.22(c), each New Bank shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Banks party to this Agreement immediately prior to the effective date of such increase, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Bank (including each New Bank) holds a participation interest in each such Facility Letter of Credit in proportion to the ratio that such Bank's Commitment (upon the effective date of such increase in the Aggregate Commitments) bears to the Aggregate Commitments as so increased.

                  (e) Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Bank to increase its Commitment hereunder at any time or (except as provided in Section 2.22(b)) a commitment or agreement on the part of the Borrower or the Agent to give or grant any Bank the right to increase its Commitment hereunder at any time.

                  Section 2.23 Amounts Payable Under Original Agreement. (a) On the Effective Date, each Bank ("Funding Bank") that is not party to the Original Agreement or whose Commitment hereunder exceeds (on a pro rata basis) its maximum "Commitment" under the Original Agreement shall make a payment to the Agent in an amount sufficient, upon the application of such payments by all such Funding Banks to the reduction of the outstanding Advances held by the Banks that are not Funding Banks, to cause the principal amount outstanding under the Loans by all Banks hereunder as at the Effective Date to be in proportion to the ratio that such Bank's Commitment (upon the Effective Date) bears to the Aggregate Commitments. The Borrower hereby irrevocably authorizes each Funding Bank to fund to the Agent the payment required to be made pursuant to the immediately preceding sentence for application to the payment in full of the Loans held by "Banks" that are party to the Original Agreement but not party to this Agreement and to reduction of the outstanding Loans held by the Banks that are not Funding Banks, and each such payment shall constitute a Loan hereunder, provided that such Loans shall not increase the aggregate amount of all Loans outstanding hereunder on the Effective Date to an amount exceeding the aggregate amount outstanding under the Original Agreement immediately prior thereto. If, as a result of the repayment of the Loans provided for in this Section 2.23(a), any payment of a Borrowing consisting of LIBOR Loans occurs on a day which is not the last day of the applicable Interest Period under the Original Agreement, the Borrower will pay to the Agent for the benefit of the Banks that were party to the Original Agreement any loss or cost incurred by such Bank resulting therefrom in accordance with Section 2.17 of the Original Agreement. Upon the Effective Date, all Loans outstanding hereunder (including any Loans made by the Banks on such date) shall be ABR Loans, subject to the Borrower's right to convert the same to LIBOR Loans on or after such date in accordance with the provisions of Section 2.06.

                  (b) Borrower hereby agrees to pay to the Agent, for the benefit of the Banks that were party to the Original Agreement, the amount of all interest (if any) that has accrued but not been paid under the Original Agreement through the Effective Date, all commitment fees that have accrued but not been paid under the Original Agreement through the Effective Date and all "Facility Letter of Credit Fees" that have accrued but not been paid under the Original Agreement through the Effective Date, all of which amounts shall be paid by the Borrower on the date or dates on which such amounts would have been due and payable under the terms of the Original Agreement.




                                   ARTICLE III

                              CONDITIONS PRECEDENT


                  Section 3.01.  Conditions Precedent to Effective Date.
The Effective Date of this Agreement shall not occur, and the Banks and the Issuing Bank or Issuing Banks shall not be required to perform any of their obligations hereunder, unless and until the Borrower has paid to the Agent the applicable fees referred to in Sections 2.09(a) and (c) and the Agent shall have received each of the following, in form and substance satisfactory to the Agent and its counsel and (except for the Notes) in sufficient copies for each Bank:

                  (1) Notes. A Note payable to each Bank duly executed by the Borrower;

                  (2) Evidence of all corporate action by the Borrower. Certified copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

                  (3) Incumbency and signature certificate of Borrower. A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

                  (4) Articles of Incorporation of Borrower. Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation;

                  (5) Opinions of counsel for Borrower. A favorable opinion of Paul, Hastings, Janofsky & Walker LLP, counsel for the Borrower and for the Guarantors that are Delaware Persons, in substantially the form of Exhibit C and as to such other matters as the Agent may reasonably request and of Katten Muchin & Zavis, Illinois counsel for the Borrower, in substantially the form of Exhibit D and as to such other matters as the Agent may reasonably request;

                  (6) Opinion of counsel for Agent. A favorable opinion of Sidley & Austin, counsel for the Agent, in substantially the form of Exhibit E hereto;

                  (7) Evidence of all corporate or partnership action by Guarantors. With respect to each corporate Guarantor, certified (as of the date of this Agreement) copies of all corporate action taken by such Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the applicable Guaranty, and with respect to each limited partnership Guarantor, partnership action taken by such Guarantor, including any and all necessary partnership consents authorizing the execution, delivery, and performance of the applicable Guaranty;

                  (8) Articles of Incorporation of Guarantors. Copies of the articles of incorporation of each corporate Guarantor, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation; provided, however, that, if a certificate of good standing is not currently available, the Guarantor shall deliver other reasonably satisfactory evidence of its good standing and, within thirty (30) days, shall deliver a certificate of good standing;

                  (9) Incumbency and signature certificate of Guarantors. A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of each corporate Guarantor or the general partner of each partnership Guarantor certifying the names and true signatures of the officers of each such corporate Guarantor and the representative of each partnership Guarantor authorized to sign the Guaranty;

                  (10) Opinion of counsel for Certain Guarantors. With respect to Beazer Homes Corp., a favorable opinion of Tennessee counsel in substantially the form of Exhibit F hereto, and as to such other matters as the Agent may reasonably request;

                  (11) Partnership agreement. A true and complete copy of the limited partnership agreement of each limited partnership Guarantor, including without limitation, any and all amendments and modifications thereto, and any and all filed partnership certificates; and

                  (12) Other Documents. Such other and further documents as any Bank or its counsel may have reasonably requested.

                  Upon the Effective Date, the Original Agreement shall be amended and restated in its entirety by this Agreement, which shall supersede the Original Agreement.

                  Section 3.02. Conditions Precedent to All Loans. The obligation of each Bank to make each Loan (including the Loans referred to in Section 2.23 and, in the case of the Swing Line Bank, any Swing Line Loan) shall be subject to the further conditions precedent that (except as hereinafter provided) on the date of such Loan:

         (1) The following statements shall be true and the Agent shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit G, signed by a duly authorized officer of the Borrower dated the date of such Loan, stating that:

                  (a)      The representations and warranties contained in
                           Article IV of this Agreement, are correct on and as of the date of such Loan as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date;

                  (b) No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

                  (c) Upon the making of the requested Loans, the aggregate outstanding amount of Permitted Senior Debt shall not exceed the Borrowing Base as of the most recent Inventory Valuation Date; and

         (2) The Agent shall have received such other approvals, opinions, or documents as any Bank through the Agent may reasonably request; and

         (3) Such other and further documents as any Bank or its counsel may have reasonably requested. All matters incident to the making of such Loan shall be reasonably satisfactory to the Banks and their counsel.

                  Notwithstanding the foregoing, in the case of a Loan (provided for in Section 2.21(d)) made to repay a Swing Line Loan, the satisfaction of the foregoing conditions with respect to such Swing Line Loan shall constitute satisfaction of such conditions with respect to the Loan made on the next succeeding Business Day to repay such Swing Line Loan.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower and each of the Guarantors, jointly and severally, represent and warrant that:

                  Section 4.01. Incorporation, Formation, Good Standing, and Due Qualification. The Borrower, each Subsidiary, and each of the Guarantors is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

                  Section 4.02.  Power and Authority.  The execution,
delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party have been duly authorized by all necessary corporate or partnership action, as the case may be, and do not and will not (1) require any consent or approval of the stockholders of such corporation, or partners of such partnership; (2) contravene such corporation's charter or bylaws, or such partnership's partnership agreement; (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation or partnership; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such corporation or partnership is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation or partnership; and (6) cause such corporation or partnership to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

                  Section 4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower or each Guarantor, as the case may be, enforceable against the Borrower or each Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

                  Section 4.04. Financial Statements. The consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1998, and the consolidated statements of operations, cash flow and changes to stockholders' equity of the Borrower and its Subsidiaries for the period of three fiscal quarters ended June 30, 1998, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments), and since June 30, 1998, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the entities for which combined financial statements have been furnished to the Banks. There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since June 30, 1998. No information, exhibit, or report furnished by the Borrower to any Bank in connection with the negotiation of this Agreement taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

                  Section 4.05. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary or such Guarantor.

                  Section 4.06. Other Agreements. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Significant Subsidiary or any Significant Guarantor, or the ability of the Borrower or any Significant Guarantor to carry out its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

                  Section 4.07. Litigation. There is no pending or, to the knowledge of the Borrower or any Guarantor, threatened action or proceeding against or affecting the Borrower or any Significant Subsidiary or any Significant Guarantor before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligation under the Loan Documents to which it is a party.

                  Section 4.08. No Defaults on Outstanding Judgments or Orders. The Borrower, each Significant Subsidiary and each Significant Guarantor have satisfied all judgments, and neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

                  Section 4.09. Ownership and Liens. The Borrower and each Subsidiary and each Guarantor have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in
Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary or any Guarantor and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

                  Section 4.10. Subsidiaries and Ownership of Stock. Set forth in Exhibit H hereto is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower's ownership of the outstanding stock or partnership interest of each Subsidiary. All of the outstanding capital stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens. The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect and has not been amended or modified. Each of the Guarantors is a Wholly Owned Subsidiary of the Borrower.

                  Section 4.11. ERISA. The Borrower and each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to material withdrawal liability; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not materially exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any material liability to the PBGC under ERISA.

                  Section 4.12. Operation of Business. The Borrower, each Subsidiary and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and each

Guarantor are not in violation of any valid rights of others with respect to any of the foregoing.

                  Section 4.13. Taxes. All income tax liabilities or income tax obligations of the Borrower, each Subsidiary and each Guarantor have been paid or have been accrued by or reserved for by the Borrower. The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.

                  Section 4.14. Laws; Environment. The Borrower, each Subsidiary and each Guarantor have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety). The Borrower, each Subsidiary and each Guarantor have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) other environmental, health or safety matters. Neither the Borrower nor any Subsidiary nor any Guarantor has received notice of, or has actual knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises; and accordingly the premises of the Borrower, each Subsidiary and each Guarantor have not been adversely affected, in any material respect, by any toxic or hazardous substances or wastes. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to violations of law or damages by reason of Borrower's or any Subsidiary's (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (6) other environmental, health or safety matters affecting the Borrower, any Subsidiary or any Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities. Neither the Borrower nor any Subsidiary nor any Guarantor has any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

                  Section 4.15. Investment Company Act. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  Section 4.16. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  Section 4.17. Year 2000. As of the date hereof, the Borrower has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis. Based on such assessment and program, the Borrower does not reasonably anticipate that the Year 2000 Issues will have a material adverse effect on its operations, business or financial condition.


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS


                  So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower and each Guarantor will:

                  Section 5.01. Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that ceases to maintain its existence solely as a result of an Internal Reorganization), its corporate or limited partnership existence and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required.

                  Section 5.02. Maintenance of Records. Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

                  Section 5.03. Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  Section 5.04. Conduct of Business. Continue, and cause each Subsidiary to continue (except in the case of a Subsidiary that ceases to engage in business solely as a result of an Internal Reorganization), to engage in a business of the same general type and in the same manner as conducted by it on the date of this Agreement.

                  Section 5.05. Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries, UHIC) in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

                  Section 5.06. Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower in good faith which will not have a material adverse effect on the financial condition of the Borrower.

                  Section 5.07.  Right of Inspection.  At any reasonable
time and from time to time, permit any Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower's independent accountants.

                  Section 5.08. Reporting Requirements. Furnish to the Agent for delivery to each of the Banks:

                  (1) Quarterly financial statements. As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders' equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); statements in the form of the Borrower's quarterly 10-Q report to the Securities and Exchange Commission that are consistent with the foregoing requirements shall satisfy such requirements;

                  (2) Annual financial statements. As soon as available and in any event within one hundred (100) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders' equity of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Agent by Ernst & Young or other independent accountants selected by the Borrower and acceptable to the Agent; statements in the form of the Borrower's annual 10-K report to the Securities and Exchange Commission that are consistent with the foregoing requirements shall satisfy such requirements;

                  (3) Financial projections. On August 15, 1999 and each anniversary thereof, two-year financial projections (including a consolidated income statement, balance sheet and statement of cash flows for the Borrower and its Subsidiaries) broken down by quarters, and as soon as available (but not later than June 15 of each year), a mid-year update of the financial projections for the current year;

                  (4) Variance analysis. (a) Within sixty (60) days of the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a quarterly variance analysis comparing actual quarterly results versus the most recently projected quarterly results for the fiscal quarter most recently ended (including consolidated income statements of the Borrower and its Subsidiaries, an analysis of revenues, closings and operating profits of the Borrower and each Subsidiary on a state by state basis, and such other items as are requested by any of the Banks), together with a written explanation of material variances.

                           (b)  Within one hundred (100) days after the end
of each fiscal year of the Borrower, a quarterly variance analysis comparing actual quarterly results versus the most recently projected quarterly results for the fiscal year most recently ended (including consolidated income statements of the Borrower and its Subsidiaries accompanied by an opinion thereon acceptable to the Agent by Ernst & Young or other independent accountants selected by the Borrower and acceptable to the Agent, an analysis of revenues, closings and operating profits of the Borrower and each Subsidiary on a state by state basis, and such other items as are requested by any of the Banks), together with a written explanation of material variances.

                  (5) Management letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants.

                  (6) Borrowing Base Certificate. Within thirty-five (35) days after the end of each fiscal quarter, a Borrowing Base Certificate, with respect to the Inventory Valuation Date occurring on the last day of such fiscal quarter.

                  (7) Compliance certificate. Within sixty (60) days after the end of each of the first three quarters, and within one hundred (100) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or chief financial officer of the Borrower certifying (a) the Borrower's compliance with all financial covenants including, without limitation, those set forth in Sections 6.10 and 6.11 and Article VII hereof, which certificate shall set forth in reasonable detail the computation thereof and (b) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto;

                  (8) Production Monitor Summary. Within thirty (30) days after the end of each fiscal quarter, a certificate of the President or Chief Operating Officer of the Borrower certifying the Inventory as at such date which lists by state of location each item of Inventory, in the following categories:
(a) prefoundation, (b) foundation, (c) framed, (d) being finished, and (e) model homes; such summary shall include a delineation of sold or unsold items in each category;

                  (9) Land Bank Inventory. Within sixty (60) days after the end of each calendar quarter, a certificate of the President or Chief Operating Officer of the Borrower certifying the Land as at such date, which lists by state of location all Land, delineating Finished Lots, Lots under Development, Entitled Land and estimated undeveloped Lots.

                  (10) Accountant's report. Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(2), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                  (11) Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $1,000,000 or would reasonably be expected to have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary;

                  (12) Notice of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto;

                  (13) ERISA reports. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $50,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto;

                  (14) Reports to other creditors. Promptly after the furnishing thereof, copies of any statement, report, document, notice, certificate, and correspondence furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.08;

                  (15) Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange; and

                  (16) General information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Bank may from time to time reasonably request.

                  Section 5.09. Subsidiary Reporting Requirements. In the event any of the following statements are prepared with respect to any Subsidiary, then upon written request from any Bank, furnish to the Agent for delivery to each of the Banks the following with respect to any Subsidiary:

                  (1) Quarterly financial statements. An unaudited balance sheet of such Subsidiary as of the end of most recently completed fiscal quarter, statements of operations and cash flow of such Subsidiary for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of changes in stockholders' equity of such Subsidiary for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of such Subsidiary (subject to year-end adjustments);

                  (2) Annual financial statements. A balance sheet of such Subsidiary as of the end of such fiscal year, statements of operations and cash flow of such Subsidiary for such fiscal year, and statements of changes in stockholders' equity of such Subsidiary for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Agent by Ernst & Young or other independent accountants selected by the Borrower and acceptable to the Agent.

                  Section 5.10. Environment. Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Agent promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party (and the Agent shall notify the Banks promptly following its receipt of any such notice from the Borrower); notify the Agent promptly of any hazardous discharge from or affecting its premises (and the Agent shall notify the Banks promptly following its receipt of any such notice from the Borrower); promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit any Bank to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at such Bank's request, and at the Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Majority Banks, and such other and further assurances reasonably satisfactory to the Majority Banks that the condition has been corrected.

                  Section 5.11. Use of Proceeds. Use the proceeds of the Loans solely as provided in Section 2.13 hereof.

                  Section 5.12. Ranking of Obligations. Ensure that at all times its Obligations under the Loan Documents shall be and constitute unconditional general obligations of the Borrower ranking at least pari passu with all its other unsecured Debt.

                  Section 5.13. Taxes. Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

                  Section 5.14. Wholly Owned Status. Ensure that at all times each of the Guarantors is a Wholly Owned Subsidiary of the Borrower.

                  Section 5.15. New Subsidiaries. Within thirty (30) days after the date on which any Person shall become a Subsidiary, cause such Subsidiary to execute and deliver to the Agent, for the benefit of the Banks, a guaranty of the Obligations in the form of Article IX and an opinion of counsel, certified copies of resolutions, articles of incorporation, incumbency certificates and other documents with respect to such Subsidiary and its guaranty substantially similar to the documents delivered pursuant to Section 3.01 with respect to the Original Guarantors and Guaranty, all of which shall be reasonably satisfactory to the Majority Banks in form and substance. UHIC shall not be required to deliver a Guaranty.

                  Section 5.16. Year 2000. The Borrower will take all actions reasonably necessary to assure that the Year 2000 Issues will not have a material adverse effect on the business, operations or financial condition of the Borrower and, upon the Agent's request, will provide the Agent a description of its program to address the Year 2000 Issues, including updates and progress reports. The Borrower will promptly advise the Agent of any reasonably anticipated material adverse effect as a result of the Year 2000 Issues.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement, the Borrower and each Guarantor will not:

                  Section 6.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except the following:

                  (1) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (2) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (3) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

                  (4) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), Capital Leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (5) Judgment and other similar Liens arising in connection with any court proceeding, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (6) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (7) Liens securing Secured Debt permitted under Section
6.02.

                  Section 6.02. Secured Debt. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Secured Debt, except for Secured Debt in an aggregate amount outstanding at any one time not exceeding $50,000,000.


                  Section 6.03. Mergers, Etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or sub stantially all the assets or the business of any Person, or permit any Subsidiary to do so, except (1) for any Permitted Acquisition, (2) that any Subsidiary (other than UHIC) may merge into or transfer assets to the Borrower as a result of an Internal Reorganization or otherwise and (3) that any Subsidiary (other than UHIC) may merge into or consolidate with or transfer assets to any other Subsidiary (other than UHIC) as a result of an Internal Reorganization or otherwise.

                  Section 6.04. Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases not otherwise prohibited by the terms of this Agreement; (2) leases existing on the date of this Agreement and any extension or renewals thereof; (3) leases between the Borrower and any Subsidiary or between any Subsidiaries; (4) operating leases entered into in the ordinary course of business; and (5) any lease of property having a value of $500,000 or less.

                  Section 6.05. Sale and Leaseback. Sell, transfer or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, except for the sale and leaseback of model homes.

                  Section 6.06. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables, and leasehold interests), except: (1) Inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business;
(3) the sale and leaseback of model homes, or (4) that any Subsidiary (other than UHIC) may sell, lease, assign, or otherwise transfer its assets to the Borrower or any Wholly Owned Subsidiary (other than UHIC) in connection with an Internal Reorganization or otherwise.

                  Section 6.07. Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets (other than assets acquired in the ordinary course of business), obligation, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person including, without limitation, any hostile takeover, hostile tender offer or similar hostile transaction (collectively, "Investments"), except: (1) a direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's

Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank or federal savings bank having capital and surplus in excess of $250,000,000; (4) a direct obligation of any state or municipality within the United States with maturities of one year or less from the date of acquisition and which, at the time of such acquisition, is accorded one of the two highest debt ratings for obligations of such type by Standard & Poor's or Moody's; (5) mutual funds investing in assets of the type described in items (1), (2), (3) or (4) above which in any case would be classified as a current asset in accordance with GAAP which are managed by a fund manager of recognized standing in the United States and having capital and surplus of at least $100,000,000 or having at least $250,000,000 under management; (6) stock, obligation, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary provided such issuance is approved by the board of directors of the issuer thereof; (7) a loan or advance from the Borrower to a Subsidiary, or from a Subsidiary to a Subsidiary, or from a Subsidiary to the Borrower (subject, however, to the limitations set forth in Section 6.14 in the case of Investments in UHIC); (8) any Permitted Acquisition for which the total consideration payable for such Permitted Acquisition does not exceed, or have a value exceeding, $50,000,000; (9) the Acquisition of Trafalgar House Properties Inc.;
(10) an Investment in a Wholly Owned Subsidiary, which Investment is, or constitutes a part of, an Internal Reorganization (subject, however, to the limitations set forth in Section 6.14 in the case of Investments in UHIC); (11) Investments in UHIC to the extent permitted in Section 6.14; (12) any Investment in a Joint Venture, provided that the amount of all such Investments by the Borrower and its Subsidiaries in all Joint Ventures does not exceed $15,000,000 in the aggregate; or (13) any Investment of $500,000 or less.

                  Section 6.08. Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except: (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties of performance obligations in the ordinary course of business; (3) guaranties of any obligation of $500,000 or less, provided, however, that neither the Borrower nor any Subsidiary shall guarantee an obligation of UHIC; and (4) that the Borrower or any Subsidiary or any Guarantor may, whether as a result of an Internal Reorganization or otherwise, guarantee the Debt of any other Subsidiary (other than UHIC) or Guarantor or the Borrower permitted under this Agreement.

                  Section 6.09. Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Guarantor's or any Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor or any Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate (which exception shall include the payment of insurance premiums to UHIC for the purchase of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries); provided, however, that the following transactions shall not be prohibited by this Section 6.09: (i) any transaction pursuant to the Tax Sharing Agreement dated as of March 2, 1994, between the Borrower and Hanson America Inc., the Services Agreement dated as of March 2, 1994, between the Borrower and Hanson America Inc., the agreement with Beazer Homes, Ltd. regarding use of name, the Pension and Employee Benefits Agreement dated as of March 2, 1994, among Beazer Homes, Inc., the Borrower and Hanson America Inc., the Cross Indemnification Agreement dated as of March 2, 1994, between the Borrower and Hanson America Inc., and the Registration Rights Agreement dated as of March 2, 1994, between the Borrower and Beazer America, Inc; (ii) transactions involving the purchase, sale or exchange of property having a value of $500,000 or less; and (iii) transactions otherwise permitted by this Agreement.

                  Section 6.10. Land Inventory. Permit the ratio, determined as at the end of any fiscal quarter, of (i) the sum of the number of Finished Lots and the reasonably estimated number of Finished Lots that will be developed on other Land, all determined as at the end of such fiscal quarter, to (ii) the number of Housing Unit Closings for the period of four (4) full fiscal quarters ending with such fiscal quarter, to exceed 2.5 to 1.0.

                  Section 6.11. Housing Inventory. Permit the number of Speculative Housing Units, as at the end of any fiscal quarter, to exceed the greater of (a) the number of Housing Unit Closings occurring during the period of twelve (12) months ending on the last day of such fiscal quarter, multiplied by thirty percent

(30%) or (b) the number of Housing Unit Closings occurring during the period of six (6) months ending on the last day of such fiscal quarter, multiplied by seventy percent (70%).

                  Section 6.12. Senior Debt. Repay in whole or in part the principal of the Senior Debt, except for refinancings thereof from the proceeds of Refinancing Debt with respect thereto.

                  Section 6.13. Amendment or Modification of Senior Indentures. Amend or modify, or permit any amendment or modification of, either of the Senior Indentures (other than those provided for in clauses (i), (ii), (iii), (v) or (vi) of Section 10.01(a) of such Senior Indentures).

                  Section 6.14. UHIC. Permit any of the following: (i) the assets of UHIC to exceed $10,000,000 at any time; (ii) the aggregate amount of all Investments in UHIC by the Borrower and its Subsidiaries to exceed $10,000,000; or (iii) UHIC to engage in any business other than the issuance of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries.

                  Section 6.15. Negative Pledges. Directly or indirectly enter into any agreement (other than this Agreement and the Senior Indentures) with any Person that prohibits or restricts or limits the ability of the Borrower or any Guarantor to create, incur, pledge or suffer to exist any Lien upon any assets of the Borrower or any Guarantor (except that agreements creating or securing Secured Debt permitted under Section 6.02 may prohibit, restrict or limit other Liens on those assets encumbered by the Liens securing such Secured
Debt).


                                   ARTICLE VII

                               FINANCIAL COVENANTS

                  So long as any Note shall remain unpaid or any Bank shall have any Commitment under this Agreement:

                  Section 7.01. Minimum Consolidated Tangible Net Worth. The Borrower will maintain at all times a Consolidated Tangible Net Worth of not less than the sum of (i) $162,400,000 (subject to adjustment of such amount as hereinafter provided), (ii) an amount equal to fifty percent (50%) of the cumulative Net Income of the Borrower earned after June 30, 1998 (excluding any quarter in which there is a loss), and (iii) one hundred percent (100%) of the net proceeds received after June 30, 1998 by the Borrower or any Subsidiary from the sale or issuance of any of its Common Equity. If the Borrower elects to convert to common stock some or all of the $50,000,000 of its preferred stock outstanding as of the date of this Agreement (and provided its common stock price on the day that the conversion notice is given is greater than $21.00 per share), the amount set forth in clause (i) above shall be reduced (but not below $130,000,000) to the extent that Consolidated Tangible Net Worth is reduced as a result of the election by the preferred shareholders to convert their preferred stock to cash rather than to common stock.

                  Section 7.02. Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Debt to Consolidated Tangible Net Worth to exceed 2.0 to 1.0. For purposes of this Section 7.02, Consolidated Tangible Net Worth shall exclude the Borrower's and Guarantors' Investments in Joint Ventures and in Subsidiaries that are not Guarantors.

                  Section 7.03. Permitted Senior Debt. The Borrower will not permit the outstanding amount of the Permitted Senior
Debt to exceed the Borrowing Base.

                  Section 7.04. Fixed Charge Coverage Ratio. The Borrower shall maintain a ratio of (i) EBITDA to (ii) the sum (for the Borrower and its Subsidiaries on a consolidated basis) of (A) interest incurred, whether capitalized or expensed directly, plus (B) required principal payments (other than balloon payments on long-term Debt), (C) scheduled principal payments on Capital Lease obligations (other than balloon payments on long-term Capital Leases) and (D) dividends paid with respect to any one or more classes of preferred stock of the Borrower, of at least 1.5 to 1.0, which ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

                  Section 7.05. Land Inventory. The Borrower shall not permit the ratio of (i) Adjusted Land Value to (ii) the sum of (a) Consolidated Tangible Net Worth plus (b) fifty percent (50%) of Consolidated Subordinated Debt to exceed 1.0 to 1.0.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  Section 8.01. Events of Default. If any of the following events shall occur:

                  (1) The Borrower shall fail to pay (a) the principal of any Note, or any amount of a commitment or other fee, as and when due and payable or
(b) interest on any Note or any amount of any commitment fee or other fee within five (5) Business Days after the same is due and payable;

                  (2) Any representation or warranty made or deemed made by the Borrower or by any Guarantor in any Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

                  (3) The Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, VI or VII hereof, and such failure shall continue for a period of thirty (30) consecutive days;

                  (4) The Borrower or any Significant Subsidiary or any Significant Guarantor shall (a) fail to pay (within the applicable cure period, if any) any amount in respect of indebtedness for borrowed money equal to or in excess of $5,000,000 in the aggregate (other than the Notes) of the Borrower or such Significant Subsidiary or such Significant Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed (within the applicable cure period, if any) under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (5) The Borrower or any Significant Subsidiary or any Significant Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of forty (40) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of forty (40) days or more;

                  (6) One or more judgments, decrees, or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower and/or any Subsidiary and/or any Guarantor, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

                  (7) Any Guaranty hereunder shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty (except to the extent that the foregoing occurs solely by reason of the liquidation or dissolution of a Guarantor as a result of an Internal Reorganization);

                  (8) Any Change of Control of the Borrower or any Subsidiary or any Guarantor shall occur;

                  (9) Any of the following events shall occur or exist with respect to the Borrower, any Subsidiary or any Commonly Controlled Entity under
ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions described in this Section 8.01(9), if any, could subject the Borrower or any Significant Guarantor or Significant Subsidiary to any tax, penalty, or other liability which in the aggregate may exceed $500,000; or

                  (10) If any federal, state, or local agency asserts a material claim against the Borrower or any Significant Guarantor or Significant Subsidiary and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within fifteen (15) days of the occurrence giving rise to the claim, (a) the Borrower can prove to the reasonable satisfaction of the Majority Banks that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction or (ii) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within thirty (30) days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal or (iii) the defense against the claim through action in a court or agency exercising jurisdiction over the claim; and (b) in any of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to the Majority Banks and the agency or entity asserting the claim to secure the correction of the event which constitutes the basis for the claim in accordance with applicable laws;

then, and in any such event, the Agent shall at the request of, or may, with the consent of, the Majority Banks, by notice to the Borrower, (1) declare the Banks' obligation to make Loans (including, in the case of the Swing Line Bank, Swing Line Loans) to be terminated, whereupon the same shall forthwith terminate; and (2) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, in the case of an event described in Section 8.01(5) hereof the obligations of the Banks to make Loans (including, in the case of the Swing Line Bank, Swing Line Loans) hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Bank.

                  Section 8.02. Set Off. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or the Bank's Note or any other Loan Document, irrespective of whether or not the Agent or such Bank shall have made any demand under this Agreement or such Bank's Note or such other Loan Document and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this
Section 8.02 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Bank may have.


                                   ARTICLE IX

                                    GUARANTY

                  Section 9.01. Guaranty. (a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

                  (b) Each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor of any of the Obligations, and also waives notice of protest for nonpayment. The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agent or any Bank to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any Loan Document or any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Agent or any Bank for the Obligations or any of them; (v) the failure of the Agent or any Bank to exercise any right or remedy against any other guarantor of the Obligations; or (vi) the release or substitution of any Guarantor.

                  (c) Each of the Guarantors further agrees that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or any Bank to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of a Bank in favor of the Borrower or any other Guarantor, or to any other Person.

                  (d) Each of the Guarantors hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and each other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the Loans contemplated by this Agreement and that the Banks required as a condition to entering into this Agreement, and in order to secure the prompt and complete payment, observance and performance of the Obligations, that each Guarantor shall make this Guaranty.

                  (e) Each of the Guarantors' guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Agent makes no representation or warranty in respect of any such circumstances and has no duty or responsibility whatsoever to the Guarantors in respect of the management and maintenance of the Obligations or any such collateral.

                  Section 9.02. No Impairment of Guaranty. The Obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Bank to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full and the Commitments have been terminated.

                  Section 9.03. Continuation and Reinstatements etc. (a) Each of the Guarantors further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation is rescinded or must otherwise be restored by the Agent or any Bank upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article IX, and not in limitation of any other right which the Agent or any Bank may have at law or in equity against the Borrower or the Guarantors by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at



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maturity, by acceleration, after notice or otherwise, each of the Guarantors hereby promises to and will, upon receipt of written demand by the Agent on behalf of the Banks, forthwith pay or cause to be paid to the Agent on behalf of the Banks in cash an amount equal to the unpaid amount of all the Obligations, and thereupon the Banks shall assign such Obligation, together with all security interests, if any, then held by the Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment.

                  (b) Upon payment by any Guarantor of any sums to the Agent on behalf of the Banks hereunder, all rights of such Guarantor against the Borrower, arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations to the Agent on behalf of the Banks. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Banks and shall forthwith be paid to the Agent on behalf of the Banks to be credited and applied to the Obligations, whether matured or unmatured.

                  Section 9.04. Limitation on Guaranteed Amount. Notwithstanding any other provision of this Article IX, the amount guaranteed by any Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article IX shall not be subject to avoidance under
Section 548 of the Bankruptcy Code or to being set aside or annulled under any applicable state law relating to fraud on creditors. In determining the limitations, if any, on the amount of such Guarantor's obligations hereunder pursuant to the preceding sentence, any rights of subrogation or contribution which such Guarantor may have under this Article IX or applicable law shall be taken into account.


                                    ARTICLE X

                                AGENCY PROVISIONS

                  Section 10.01. Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or



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

collection of the Notes), the Agent shall not be required to act or to refrain from acting except upon the instructions of the Majority Banks or, to the extent required under Section 11.01, all Banks (and shall be fully protected in so acting or so refraining from acting), and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent shall administer the Loan in the same manner that it would administer a comparable loan held 100% for its own account.

                  Section 10.02. Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower;
(5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by telegram, telefax, or facsimile transmission) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

                  Section 10.03. Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent, each Bank and each of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the other Banks.

                  Section 10.04. Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. The Agent shall promptly provide the Banks with copies of all notices of default and other formal notices sent or received in accordance with Section 11.02 of this Agreement, any written notice relating to changes in the Borrower's debt ratings that affect the Senior Debt Rating received from the Borrower or a ratings agency and any other documents or notices received by the Agent with respect to the Agreement and requested in writing by any Bank. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into possession of the Agent or any of its Affiliates.

                  Section 10.05. Indemnification. The Banks severally agree to indemnify the Agent in its capacity as Agent and not as a Bank (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing
(i) resulting from the Agent's gross negligence or willful misconduct, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the Agent), or (iii) in connection with a breach of an express agreement made by the Agent to a Bank under this Agreement. Without limitation of the foregoing, each Bank severally agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable



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

share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, however, that no Bank shall be required to reimburse the Agent for any such expenses incurred (i) resulting from the Agent's gross negligence or willful misconduct, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the Agent), or (iii) in connection with a breach of an express agreement made by the Agent to a Bank under this Agreement.

                  Section 10.06. Successor Agent. (a) The Agent may resign at any time by giving at least sixty (60) days' prior written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent, subject to Section 10.06(b). If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank or federal savings bank organized under the laws of the United States of America or of any State thereof, subject to Section 10.06(b). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  (b) The appointment of any successor Agent that is not a Bank shall be subject to the prior written approval of the Borrower, which approval shall not be unreasonably withheld.

                  Section 10.07. Sharing of Payments, Etc. If any Bank shall obtain any payments (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Note held by it in excess of its ratable share of payments on account of the Notes obtained by all the Banks, such Bank shall purchase from the other Banks such participations in the Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing



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

Bank, such purchase from each Bank shall be rescinded and each Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (1) the amount of such Bank's required repayment to (2) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 10.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

                  Section 10.08. Withholding Tax Matters. Each Bank which is a Non-United States Person agrees to execute and deliver to the Agent for delivery to the Borrower, before the first scheduled payment date in each year, either
(i) three United States Internal Revenue Service Forms 1001 or (ii) three United States Internal Revenue Service Forms 4224 together with three United States Internal Revenue Service Forms W-9, or any successor forms, as appropriate, properly completed and claiming complete or partial, as the case may be, exemption from withholding and deduction of United States federal taxes. Each Bank which is a Non-United States Person represents and warrants to the Borrower and to the Agent that, at the date of this Agreement, (i) its Lending Offices are entitled to receive payments of principal, interest, and fees hereunder without deduction or withholding for or on account of any taxes imposed by the United States or any political subdivision thereof and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdictions specified in the preceding sentence. Each Bank which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal taxes delivered under this
Section 10.08 is found to be incomplete or incorrect in any material respect, such Bank shall execute and deliver to the Agent a complete and correct replacement form.



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

                                   ARTICLE XI

                                  MISCELLANEOUS

                  Section 11.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks and the Borrower, do any of the following: (1) increase the Commitments of the Banks (except as provided in Section 2.22) or the Swing Loan Commitment of the Swing Line Bank or subject the Banks to any additional obligations; (2) reduce the principal of, or interest on, the Notes or any fees (other than the Agent's fees) hereunder; (3) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees (other than the Agent's fees) hereunder; (4) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take action hereunder (including, without limitation, any change in the number of Banks required to extend the Termination Date under the provisions of Section 2.19); (5) release any Significant Guarantor; or (6) amend, modify or waive any provision of Article X or this Section 11.01; and, provided further, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent or the Swing Line Bank (as applicable) in addition to the Banks required above to take such action, affect the rights or duties of the Agent or the Swing Line Bank (as applicable) under any of the Loan Documents; and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Bank under any of the Loan Documents.

                  Section 11.02. Notices, Etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmis sions) and mailed or transmitted or hand delivered, if to the Borrower, a Guarantor, a Bank or the Agent at its respective address set forth on the signature pages hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this
Section 11.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to


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

the telegraph company, or transmitted, answerback received, or hand delivered, respectively, addressed as aforesaid, except that notices to the Agent pursuant to the provisions of Article II shall not be effective until received by the Agent or, in the case of Section 2.21, the Swing Line Bank.

                  Section 11.03. No Waiver. No failure or delay on the part of any Bank or the Agent or the Issuing Bank in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The making of a Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding the existence of a Default or Event of Default shall not constitute any waiver or acquiescence of such Default or Event of Default, and the making of any Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding any failure or inability to satisfy the conditions precedent to such Loan or issuance, amendment or extension of a Facility Letter of Credit shall not constitute any waiver or acquiescence with respect to such conditions precedent with respect to any subsequent Loans or subsequent issuance, amendment or extension of a Facility Letter of Credit. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

                  Section 11.04. Costs, Expenses, and Taxes. The Borrower agrees to reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents and the collection of the Loans and enforcement of the Loan Documents. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees. This provision shall survive termination of this Agreement.

                  Section 11.05. Integration. This Agreement (including the Borrower's obligation to pay the fees of the Agent and FCCM as provided in
Section 2.09(c) and the letter referred to therein) and the Loan Documents contain the entire agreement


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

between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

                  Section 11.06. Indemnity. The Borrower hereby agrees to defend, indemnify, and hold each Bank harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

                  Section 11.07. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of conflict of law) but giving effect to federal laws applicable to national banks.

                  Section 11.08. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforce able in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 11.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

                  Section 11.10. Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

                  Section 11.11. Submission to Jurisdiction. The Borrower, each Subsidiary, and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in The City of Chicago for purposes of all legal proceedings which may arise hereunder or under the Notes. The Borrower, each Subsidiary, and each Guarantor irrevocably waives to the fullest extent permitted by law, any objection which it


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

may have or hereafter have to the laying of the venue of any such proceeding brought in such a court, and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, each Subsidiary, and each Guarantor hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Section 11.02 hereof or in any other manner permitted by law.

                  Section 11.12. Jury Trial Waiver. THE BORROWER, EACH SUBSIDIARY, EACH GUARANTOR, THE AGENT, AND EACH BANK HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF ANY BANK OR OF THE AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

                  Section 11.13. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

                  Section 11.14. No Fiduciary Duty. The relationship between the Borrower and the Banks and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

                  Section 11.15. Confidentiality. Each Bank agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Banks and their respective affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Bank or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Bank is a party, and (vi) permitted by Section 12.04.

                                   ARTICLE XII

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

                  Section 12.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Agent and the Banks and


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

their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all Banks and (ii) any assignment by any Bank must be made in compliance with Section 12.03. Notwithstanding clause (ii) of this Section, any Bank may at any time, without the consent of the Borrower or the Agent, pledge all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank as security for an obligation of such pledgor or of an affiliated entity to such Federal Reserve Bank; provided, however, that no such pledge shall release the pledgor Bank from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.03 in the case of an assignment thereof. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange thereof.

                  Section 12.02. Participations. (a) Permitted Participants; Effect. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank (which may include, in the case of the Swing Line Bank, the Swing Line Commitment) or any other interest of such Bank under the Loan Documents in an amount not less than Five Million Dollars ($5,000,000). In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, such Bank shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Bank had not sold participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents.

                  (b) Voting rights. Each Bank shall with respect to its Participants, if any, retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment (or Swing Line Commitment, if applicable) in which such Participant has an interest which forgives


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

principal, interest or fees (other than Agent's fees) or reduces the interest rate or fees (other than Agent's fees) payable with respect to any such Loan or Commitment (or Swing Line Commitment, if applicable), postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees (other than Agent's fees) on, any such Loan or Commitment (or Swing Line Commitment, if applicable) or releases any Significant Guarantor.

                  (c) Benefit of set-off. The Borrower agrees that each Participant shall be deemed to have the rights of set-off provided in Sections
2.12 and 8.02 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank under the Loan Documents, provided that each Bank shall retain the right of set-off provided in Sections 2.12 and
8.02 with respect to the amount of participating interests sold to each Participant. The Banks agree to share with each Participant, and each Participant, by exercising the right of set-off provided in Section 2.12 or 8.02, agrees to share with each Bank, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with
Section 10.07 as if each Participant were a Bank.

                  Section 12.03. Assignments. (a) Permitted assign ments. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all, or any part (but in an amount not less than Five Million Dollars ($5,000,000) of its Commitment and Loans, which may include, in the case of a Purchaser of an interest from the Swing Line Bank, the Swing Line Commitment and Swing Line Loans), of its rights and obligations under the Loan Documents, provided, however, that, based upon facts and circumstances existing at the time of any such assignment, such assignment does not result in an event described in Sections 2.14, 2.15, or 2.16 hereof. Such assignment shall be substantially in the form of Exhibit I hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank or an Affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

                  (b) Effect; Effective date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit 1 to
Exhibit I hereto (a "Notice of Assignment"), together with any consents required by Section 12.03; and (ii) payment (by either the assignor or the assignee) of a $4,000.00 fee (or, in the case of an assignment to the



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

assignor's Affiliate or by reason of the provisions of Section 2.19, a $2,000 fee) to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Banks or the Agent shall be required to release the transferor Bank with respect to the percentage of the Aggregate Commitments and Loans (and, if applicable, Swing Line Commitments and Swing Line Loans) assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.03(b), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Bank and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

                  (c) Bank Acquisitions and Mergers. If, as a result of acquisitions or mergers by Banks (or by entities of which a Bank or Banks are subsidiaries), a Bank or two or more Banks that are, directly or indirectly, subsidiaries of a common parent (collectively, "Merged Banks") hold a Commitment or Commitments in an aggregate amount exceeding the amount of the Commitment held by the Bank that is the Agent hereunder, the Bank that is the Agent may, at its election, but without any obligation to do so, acquire from such Merged Banks a portion of their Commitments and rights and obligations hereunder in an amount necessary to reduce the aggregate amount of the Commitments of the Merged Banks, and to increase the Commitment of the Bank that is Agent, to equal amounts. Such election shall be exercisable by notice from the Agent to the Merged Banks and shall be effected, on a date designated in such notice, by Assignment substantially in the form of Exhibit I hereto or such other form as may be agreed to by the parties. On the date of delivery of such Assignment the assignor shall pay to the assignee an amount equal to the principal balance of the Loans outstanding with respect to the interest so assigned.

                  Section 12.04. Dissemination of Information. The Borrower authorizes each Bank to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Borrower, each Subsidiary, or each Guarantor, provided that such Transferee or prospective Transferee agrees to be subject to Section 11.15 to the same effect as if it were a Bank.

                  Section 12.05. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer to comply with the provisions of Section 10.08.


                                  ARTICLE XIII

                          THE LETTER OF CREDIT FACILITY


                  Section 13.01. Facility Letters of Credit. (a) Each Issuing Bank agrees, on the terms and conditions set forth in this Agreement, to issue from time to time for the account of the Borrower, through such offices or branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Article XIII, during the period commencing on the Effective Date and ending on the sixtieth (60th) day prior to the Termination Date.

                  (b) The Borrower shall not request, and no Issuing Bank shall issue, a Facility Letter of Credit for any purpose other than for purposes for which Loan proceeds may by used.

                  Section 13.02. Limitations. An Issuing Bank shall not issue, amend or extend, at any time, any Facility Letter of
Credit:

                  (i) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

                  (ii) if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the aggregate principal amount of the Facility Letter of Credit Obligations would exceed
         $30,000,000;

                  (iii) if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, Permitted Senior Debt would exceed the

         Borrowing Base as of the most recent Inventory Valuation
         Date;

                  (iv) if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the sum of (A) the outstanding and unpaid principal amount of the Loans and (B) the Facility Letter of Credit Obligations would exceed the Aggregate Commitments;

                           (v) if such Issuing Bank receives written notice from the Agent at or before 11:00 A.M. (Chicago time) on the proposed Issuance Date of such Facility Letter of Credit that one or more of the conditions precedent contained in Section 13.03 would not on such Issuance Date be satisfied, unless such conditions are thereafter satisfied or waived and written notice of such satisfaction is given to such Issuing Bank by the Agent;

                  (vi) that has an expiration date (taking into account any automatic renewal provisions thereof) later than thirty (30) days prior to the scheduled Termination Date; or

                  (vii) that is in a currency other than U.S. Dollars.

                  Section 13.03. Conditions. The issuance, amendment or extension of any Facility Letter of Credit is subject to the satisfaction in full of the following conditions on the Issuance
Date:

                  (i) the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe a Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof, and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuing Bank in form and content;

             (ii) as of the Issuance Date no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such Issuing Bank from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no directive from any governmental authority with jurisdiction over the Issuing Bank shall prohibit such Issuing Bank from issuing Letters of Credit generally or from issuing that Facility Letter or Credit;

            (iii) The following statements shall be true, and the Agent and such Issuing Bank shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit G, signed by a duly authorized officer of the Borrower dated the Issuance Date stating that:

                  (a)      The representations and warranties contained in
                           Article IV of this Agreement are correct on and as of such Issuance Date as though made on and as of such Issuance Date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date;

                  (b) No Default or Event of Default has occurred and is continuing or would result from the issuance, amendment or extension of such Facility Letter of Credit; and

                  (c) Upon the issuance, amendment or extension of the requested Facility Letter of Credit on such Issuance Date, the aggregate outstanding amount of Permitted Senior Debt shall not exceed the Borrowing Base as of the most recent Inventory Valuation Date; and

            (iv) The Issuing Bank and the Agent shall have received such other approvals, opinions, or documents as either may reasonably request.

                  Section 13.04. Procedure for Issuance of Facility Letters of Credit. (a) The Borrower shall give the applicable Issuing Bank and the Agent not less than two (2) Business Days' prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivery to such Issuing Bank and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer of the Borrower or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested Issuance Date) of the written notice required hereunder containing the original signature of an authorized officer of the Borrower). Such notice shall specify (i) the stated amount of the Facility Letter of Credit requested, which amount shall be in compliance with the requirements of Section 13.02, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which date shall be in compliance with the requirements of Section 13.02(vi), (iv) the purpose for which such Facility Letter of Credit is to be issued, which purpose shall be in compliance with the requirements of Section 13.01(b), and (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued. At the time such request is made, the Borrower shall also provide the Agent with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by the Issuing Bank and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 13.04(a).

                  (b) Promptly following receipt of a request for issuance of a Facility Letter of Credit in accordance with Section 13.04(a), such Issuing Bank shall approve or disapprove, in its reasonable discretion, the issuance of such requested Facility Letter of Credit, but the issuance of such approved Facility Letter of Credit shall continue to be subject to the provisions of this Article XIII.

                  (c) Subject to the terms and conditions of this Article XIII (including, without limitation, Sections 13.02 and 13.03), the applicable Issuing Bank shall, on the Issuance Date, issue the requested Facility Letter of Credit in accordance with such Issuing Bank's usual and customary business practices unless such Issuing Bank has actually received written or telephonic notice from the Borrower specifically revoking the request to issue such Facility Letter of Credit. The Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit, and the Agent shall promptly thereafter so notify all Banks.

                  (d) No Issuing Bank shall extend or amend any Facility Letter of Credit unless the requirements of this Section 13.04 are met as though a new Facility Letter of Credit were being requested and issued.

                  (e) Any Bank may, but shall not be obligated to, issue to the Borrower or any of its Subsidiaries Letters of Credit (that are not Facility Letters of Credit) for its own account, and at its own risk. None of the provisions of this Article XIII shall apply to any Letter of Credit that is not a Facility Letter of Credit.

                  Section 13.05. Duties of Issuing Bank. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuing Bank under any resulting liability to any Bank or, assuming that such Issuing Bank has complied in all material respects with the procedures specified in Section 13.04, relieve any Bank of its obligations hereunder to such Issuing Bank. In determining whether to pay under any Facility Letter of Credit, such Issuing Bank shall have no obligation to the Banks other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.


                  Section 13.06. Participation. (a) Immediately upon the Effective Date (in the case of the Facility Letters of Credit outstanding on the Effective Date) and immediately upon issuance after the Effective Date by an Issuing Bank of any Facility Letter of Credit in accordance with Section 13.04, each Bank shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation ratably (in the proportion of such Bank's Commitment to the Aggregate Commitments) in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to such Issuing Bank under Section 2.15).

                  (b) In the event that an Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuing Bank on or before the date of such payment by such Issuing Bank, such Issuing Bank shall promptly so notify the Agent, which shall promptly so notify each Bank. Upon receipt of such notice, each Bank shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Bank's ratable share (in the proportion of such Bank's Commitment to the Aggregate Commitments) of such payment in same day funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for such Issuing Bank's account pursuant to this Section 13.06(b), to such Issuing Bank. If the Agent so notifies such Bank prior to 11:00 A.M. (Chicago time) on any Business Day, such Bank shall make available to the Agent for the account of such Issuing Bank such Bank's ratable share of the amount of such payment on such Business Day in same day funds. If and to the extent such Bank shall not have so made its ratable share of the amount of such payment available to the Agent for the account of the Issuing Bank, such Bank agrees to pay to the Agent for the account of the Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Agent for the account of the Issuing Bank, at the Federal Funds Rate. The failure of any Bank to make available to the Agent for the account of an Issuing Bank such Bank's ratable share of any such payment shall not relieve any other Bank of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its ratable share of any payment on the date such payment is to be made.

                  (c) The payments made by the Banks to an Issuing Bank in reimbursement of amounts paid by it under a Facility Letter of Credit shall constitute, and the Borrower hereby expressly acknowledges and agrees that such payments shall constitute, Loans hereunder (notwithstanding that the amounts thereof may not comply with the provisions of Section 2.01(c)). Such Loans shall be ABR Loans, subject to the Borrower's rights under Article II hereof.

                  (d) Upon the request of the Agent or any Bank, each Issuing Bank shall furnish to the requesting Agent or Bank copies of any Facility Letter of Credit or Reimbursement Agreement to which such Issuing Bank is party.

                  (e) The obligations of the Banks to make payments to the Agent for the account of an Issuing Bank with respect to a Facility Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, the following:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                 (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, the Agent, any Bank, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

                (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

                (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                 (v) any failure by the Agent or an Issuing Bank to make any reports required pursuant to Section 13.08; or

                (vi) the occurrence of any Default or Event of Default.

                  (f) For purposes of determining the unused portion of the Aggregate Commitments and the unused portion of a Bank's Commitment under Sections 2.02 and 2.09(b), the Aggregate Commitments shall be deemed used to the extent of the aggregate undrawn face amount of the outstanding Facility Letters of Credit and the Bank's Commitment shall be deemed used to the extent of such Bank's ratable share (in the proportion of such Bank's Commitment to the Aggregate Commitments) of the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

                  Section 13.07. Compensation for Facility Letters of Credit.
(a) The Borrower agrees to pay to the Agent, in the case of the issuance of each Facility Letter of Credit, the Facility Letter of Credit Fee therefor, payable in quarterly installments in advance on the Issuance Date (which installment shall be a pro rata portion of the annual Facility Letter of Credit Fee for the period commencing on the Issuance Date and ending on the last day of the calendar quarter in which the Issuance Date occurs) and on the first day of each calendar quarter after the Issuance Date (which installment shall be a pro rata portion of the annual Facility Letter of Credit Fee for the quarter in which such payment is due). Facility Letter of Credit Fees shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days that will elapse during such period, on the basis of a 360-day year. The Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the Banks ratably.

                  (b) The Borrower shall also pay to the applicable Issuing Bank, solely for its own account, a fee with respect to each Facility Letter of Credit issued by such Issuing Bank in an amount per annum equal to the product of (i) 0.125% per annum and (ii) the face amount of such Facility Letter of Credit, which fee shall be payable in advance on or before the issuance of such Facility Letter of Credit. An Issuing Bank shall also have the right to receive, solely for its own account, its out-of-pocket costs of issuing and servicing Facility Letters of Credit, as the Borrower may agree in writing.

                  Section 13.08. Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the tenth day following the last day of each month, provide to the Agent a schedule of the Facility Letters of Credit issued by it showing the Issuance Date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility Letter of Credit outstanding at any time during such month and the aggregate amount (if any) payable by the Borrower to such Issuing Bank during the month pursuant to Section 2.15. Copies of such reports shall be provided promptly to each Bank by the Agent.

                  Section 13.09. Indemnification; Nature of Issuing Bank's Duties. (a) In addition to amounts payable as elsewhere provided in this Article XIII, the Borrower hereby agrees to protect, indemnify, pay and save the Agent, each Issuing Bank and each Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) arising from the claims of third parties against the Agent, any Issuing Bank or any Bank as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit other than, in the case of an Issuing Bank, as a result of its willful misconduct or gross negligence, or (ii) the failure of an Issuing Bank to honor a drawing under a Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.

                  (b) As among the Borrower, the Banks, the Agent and each Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of Facility Letters of Credit by, the respective beneficiaries of such Facility Letters of Credit. In furtherance and not in limitation of the foregoing, neither an Issuing Bank nor the Agent nor any Bank shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile transmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (viii) for any consequences arising from causes beyond the control of the Agent, such Issuing Bank and the Banks including, without limitation, any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority. None of the above shall affect, impair, or prevent the vesting of any of such Issuing Bank's rights or powers under this Section 13.09.

                  (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuing Bank, the Agent or any Bank under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person, but the foregoing shall not relieve such Issuing Bank of its obligation to confirm that any documents required to be delivered under a Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.

                  (d) Notwithstanding anything to the contrary contained in this
Section 13.09, the Borrower shall have no obligation to indemnify an Issuing Bank under this Section 13.09 in respect of any liability incurred by an Issuing Bank arising primarily out of the willful misconduct or gross negligence of such Issuing Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuing Bank of a proper demand for payment made under the Facility Letters of Credit issued by such Issuing Bank, unless such dishonor was made at the request of the Borrower.

                  Section 13.10. Designation or Resignation of Issuing Bank. (a) Upon request by the Borrower and approval by the Agent, a Bank may at any time agree to be designated as an Issuing Bank hereunder, which designation shall be set forth in a written instrument or instruments delivered by the Borrower, the Agent and such Bank. The Agent shall promptly deliver to the other Banks a copy of such instrument or instruments. From and after such designation and unless and until such Bank resigns as an Issuing Bank in accordance with Section 13.10(b), such Bank shall have all of the rights and obligations of an Issuing Bank hereunder.

                  (b) An Issuing Bank shall continue to be the Issuing Bank unless and until (i) it shall have given the Borrower and the Agent notice that it has elected to resign as Issuing Bank and (ii) unless there is, at the time of such notice, at least one other Issuing Bank, another Bank shall have agreed to be the replacement Issuing Bank and shall have been approved in writing by the Agent and the Borrower. A resigning Issuing Bank shall continue to have the rights and obligations of the Issuing Bank hereunder solely with respect to Facility Letters of Credit theretofore issued by it notwithstanding the designation of a replacement Issuing Bank hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other Issuing Bank, then upon such designation of a replacement Issuing Bank), the resigning Issuing Bank shall not thereafter issue any Facility Letters of Credit (unless it shall again thereafter be designated as an Issuing Bank in accordance with the provisions of this Section 13.10). The assignment of, or grant of a participation interest in, all or any part of its Commitment or Loans by a Bank that is also the Issuing Bank shall not constitute an assignment or transfer of any of its rights or obligations as an Issuing Bank.

                  Section 13.11. Termination of Issuing Bank's Obligation. In the event that the Banks' obligations to make Loans terminate or are terminated as provided in Section 8.01, each Issuing Bank's obligation to issue Facility Letters of Credit shall also terminate.

                  Section 13.12. Obligations of Issuing Bank and Other Banks. Except to the extent that a Bank shall have agreed to be designated as an Issuing Bank, no Bank shall have any obligation to accept or approve any request for, or to issue, amend or extend, any Letter of Credit, and the obligations of an Issuing Bank to issue, amend or extend any Facility Letter of Credit are expressly limited by and subject to the provisions of this Article XIII.

                  Section 13.13. Issuing Bank's Rights. All of the representations, warranties, covenants and agreements of the Borrower to the Banks under this Agreement and of the Borrower under any other Loan Document shall inure to the benefit of each Issuing Bank (unless the context otherwise indicates). Without limitation of the foregoing, (a) the provisions of Section
2.15 (relating to capital adequacy) shall apply with respect to each Issuing Bank and its issuance of, or obligation to issue, Facility Letters of Credit;
(b) the provisions of Section 2.18 (relating to statements of amounts payable and the survival of obligations) shall apply to each Issuing Bank; and (c) the provisions of Section 11.04 (relating to the Borrower's payment of costs, expenses, taxes, fees and other amounts) shall apply to such costs, expenses, taxes, fees and other amounts relating to the Facility Letters of Credit.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

                                     BEAZER HOMES USA, INC.


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     Address for Notices

                                     5775 Peachtree Dunwoody Road
                                     Suite C-550
                                     Atlanta, Georgia  30342
                                     Attention:  President
                                     Tel: (404) 250-3420
                                     Fax: (404) 250-3428

                                     BEAZER MORTGAGE CORPORATION


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     BEAZER HOMES CORP.

                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     BEAZER HOMES SALES ARIZONA INC.


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     BEAZER REALTY CORP.

                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------


                                     BEAZER/SQUIRES REALTY, INC.

                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     PANITZ HOMES REALTY INC.


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     BEAZER HOMES HOLDINGS CORP.


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     BEAZER HOMES TEXAS HOLDINGS, INC.


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     BEAZER HOMES TEXAS, L.P.

                                     By:  BEAZER HOMES TEXAS HOLDINGS,
                                              INC., its general partner


                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     Address for Notices to all
                                       Guarantors

                                     c/o Beazer Homes USA, Inc.
                                     5775 Peachtree Dunwoody Road
                                     Suite C-550
                                     Atlanta, Georgia  30342
                                     Attention:  President
                                     Tel:  (404) 250-3420
                                     Fax:  (404) 250-3428

                                     THE FIRST NATIONAL BANK OF CHICAGO
Commitment:

$40,000,000.00
                                     By:
                                        --------------------------------
                                           Gregory Gilbert
                                           Vice President


                                     Addresses for Notices

                                     The First National Bank of Chicago
                                     One First National Plaza
                                     Mail Suite 0151
                                     Chicago, Illinois  60670
                                     Attn:  Mr. Gregory Gilbert
                                     Telephone:  (312) 732-5067
                                     Telecopy:  (312) 732-1117

                                     Lending Office for Loans

                                     The First National Bank of Chicago
                                     One First National Plaza
                                     Mail Suite 0318
                                     Chicago, Illinois  60670
                                     Attention:  Mr. Michael Dowling
                                     Telephone:  (312) 732-2517
                                     Telecopy:  (312) 732-1582

                                     GUARANTY FEDERAL BANK, F.S.B.
Commitment:
                                     By:
                                        --------------------------------
$40,000,000.00                       Name:
                                           -----------------------------
                                     Title:
                                           -----------------------------

                                     Address for Notices

                                     Guaranty Federal Bank, F.S.B.
                                     8333 Douglas Avenue
                                     Dallas, TX  75225
                                     Attn:  Mr. Randy Reid
                                     Telephone:  (214)360-2735
                                     Telecopy:   (214)360-1661

                                     Lending Office for Loans

                                     Guaranty Federal Bank, F.S.B.
                                     8333 Douglas Avenue
                                     Dallas, TX  75225
                                     Attn: Ms. Martha Fleming
                                     Telephone: (214) 360-8905
                                     Telecopy:  (214) 360-4854

                                     BANK UNITED

Commitment:                          By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
$35,000,000.00                       Title:
                                           -----------------------------


                                     Address for Notices

                                     Bank United
                                     3200 Southwest Freeway
                                     Suite 2001
                                     Houston, TX  77027
                                     Attn:  Mr. Max R. Epperson
                                     Telephone: (713) 543-7802
                                     Telecopy:  (713) 543-6986


                                     Lending Office for Loans

                                     Bank United
                                     5963 La Place Court
                                     Suite 202
                                     Carlsbad, CA  92008
                                     Attn: Mr. Tom Griffin
                                     Telephone:  (760) 804-8595
                                     Telecopy:   (760) 804-8590

                                     COMERICA BANK

Commitment:                          By:
                                        --------------------------------
                                            David J. Campbell
$40,000,000.00                                   Vice President

                                     Address for Notices

                                     Comerica Bank
                                     500 Woodward Avenue, MC: 3256
                                     Detroit, MI  48226
                                     Attn:  Mr. David J. Campbell
                                     Telephone:  (313)222-9306
                                     Telecopy:   (313)222-9295


                                     Lending Office for Loans

                                     Comerica Bank
                                     500 Woodward Avenue, MC: 3256
                                     Detroit, MI  48226
                                     Attn: Ms. Betsy Branson
                                     Telephone: (313) 222-5878
                                     Telecopy:  (313) 222-3697

                                                    AMSOUTH BANK

Commitment:                          By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
$25,000,000.00                       Title:
                                           -----------------------------

                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title
                                           -----------------------------

                                     Address for Notices

                                     AmSouth Bank
                                     AmSouth/Sonat Tower
                                     CRE-9th Floor
                                     1900 5th Avenue North
                                     Birmingham, AL  35203
                                     Attn:  Mr. Ronny Hudspeth
                                     Telephone: (205) 307-4427
                                     Telecopy:  (205) 326-4075


                                     Lending Office for Loans

                                     AmSouth Bank
                                     AmSouth/Sonat Tower
                                     CRE-9th Floor
                                     1900 5th Avenue North
                                     Birmingham, AL  35203
                                     Attn: Ms. Wanda Pate
                                     Telephone: (205) 326-4615
                                     Telecopy:  (205) 326-4075

                                     SUNTRUST BANK, ATLANTA

Commitment:                          By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
$20,000,000.00                       Title:
                                           -----------------------------

                                     By:
                                        --------------------------------
                                     Name:
                                           -----------------------------
                                     Title
                                           -----------------------------


                                     Address for Notices

                                     SunTrust Bank, Atlanta
                                     25 Park Place, Mail Code 120
                                     P.O. Box 4418
                                     Atlanta, GA  30303
                                     Attn: Mr. David Edge
                                     Telephone: (404) 827-6735
                                     Telecopy:  (404) 827-6270


                                     Address for Loans

                                     SunTrust Bank, Atlanta
                                     25 Park Place
                                     P.O. Box 4418
                                     Atlanta, GA  30303
                                     Attn: Mr. Tra Bradley
                                     Telephone: (404) 658-4624
                                     Telecopy:  (404) 575-2730

                                                                     Exhibit A-1

                                      NOTE

$
 ----------------------                               -------------, ----


                  FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the "Borrower") HEREBY PROMISES TO PAY to the order of _______________________ (the "Bank") to THE FIRST NATIONAL BANK OF CHICAGO, as Agent, at the Agent's Office located at One First National Plaza, Chicago, IL, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of _________________ Dollars ($_______) or the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Credit Agreement and outstanding on the Termination Date, whichever is less, and to pay interest from the date of this Note, in like money, at said office for the account of the applicable Lending Office, at the time and at a rate per annum as provided in the Credit Agreement. The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

                  This Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of November 3, 1998, between the Borrower, the Guarantors, the Bank and certain other banks parties thereto (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"). Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

                  The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney's fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

                  This Note shall be governed by the laws of the State of Illinois.

                                      BEAZER HOMES USA, INC.

                                      By:
                                         -------------------------------
                                      Name:
                                            ----------------------------
                                      Title:
                                            ----------------------------

                                SCHEDULE TO NOTE




                                                   Unpaid              Name of
                                Amount of          Principal           Person
Date Made          Type of      Principal          Balance of          Making
or Paid            Loan         Paid               Note                Notation

                                                                     Exhibit A-2

                            AMENDED AND RESTATED NOTE

$
 ---------------------                                    ----------, ----



                  FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the "Borrower") HEREBY PROMISES TO PAY to the order of _______________________ (the "Bank") to THE FIRST NATIONAL BANK OF CHICAGO, as Agent, at the Agent's Office located at One First National Plaza, Chicago, IL, for the account of the applicable Lending Office of the Bank, in lawful money of the United States and in immediately available funds, the principal amount of _________________ Dollars ($_______) or the aggregate unpaid principal amount of all Loans made to the Borrower by the Bank pursuant to the Credit Agreement and outstanding on the Termination Date, whichever is less, and to pay interest from the date of this Note, in like money, at said office for the account of the applicable Lending Office, at the time and at a rate per annum as provided in the Credit Agreement. The Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Note held by it the amount and type of each Loan and each renewal, conversion, and payment of principal amount received by the Bank for the account of the applicable Lending Office on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by the Bank; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

                  This Amended and Restated Note amends and restates a certain Note dated ___________ made by the Borrower payable to the order of the Bank in the principal amount of $____________, which Note has been cancelled. This Amended and Restated Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of November 3, 1998, between the Borrower, the Guarantors, the Bank and certain other banks parties thereto (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"). Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

                  The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney's fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

                  This Note shall be governed by the laws of the State of Illinois.


BEAZER HOMES USA, INC.


By:
   ---------------------------------
Name:
     -------------------------------
Title:
      ------------------------------

                      SCHEDULE TO AMENDED AND RESTATED NOTE




                                                   Unpaid             Name of
                                 Amount of         Principal          Person
Date Made        Type of         Principal         Balance of         Making
or Paid          Loan            Paid              Note               Notation

                                                                       Exhibit B

                            COMMITMENT AND ACCEPTANCE


                  This Commitment and Acceptance (this "Commitment and Acceptance") dated as of _________, ____, is entered into among the parties listed on the signature pages hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement (as defined below).

                             PRELIMINARY STATEMENTS

                  Reference is made to that certain Amended and Restated Credit Agreement dated as of November 3, 1998, by and among Beazer Homes USA, Inc., as Borrower, the Guarantors party thereto, The First National Bank of Chicago, as Agent, and the Banks that are parties thereto (as the same may from time to time be amended, modified, supplemented or restated, in whole or in part and without limitation as to amount, terms, conditions or covenants, the "Credit Agreement").

                  Pursuant to Section 2.22 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Commitments from $_____________ to $______________. Such increase in the Aggregate Commitments is to become effective on _____________, ____ (the "Increase Date") [THIS DATE IS TO BE MUTUALLY AGREED UPON BY THE BORROWER, THE ACCEPTING BANK AND THE AGENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.22(c) OF THE CREDIT AGREEMENT]. In connection with such requested increase in the Aggregate Commitments, the Borrower, the Agent and ________________ (the "Accepting Bank") hereby agree as follows:

                  1. ACCEPTING BANK'S COMMITMENT. Effective as of the Increase Date, [the Accepting Bank shall become a party to the Credit Agreement as a Bank, shall have all of the rights and obligations of a Bank thereunder, shall agree to be bound by the terms and provisions thereof and shall thereupon have a Commitment under and for purposes of the Credit Agreement in the amount equal to the][the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $______________ to the ] amount set forth opposite the Accepting Bank's name on the signature pages hereof.

                  [2. REPRESENTATIONS AND AGREEMENTS OF THE ACCEPTING BANK. The Accepting Bank (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Accepting Bank and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Commitment and Acceptance, (ii) agrees that it will, independently and without reliance upon the Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the commitment and acceptance hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and
(vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Accepting Bank is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.].*

*Paragraph 2 to be inserted only if the Accepting Bank is not already a party to the Credit Agreement prior to the Increase Date, and subparagraph 2(vii) to be inserted only if such Accepting Bank is not incorporated under the laws of the United States, or a state thereof.]

                  3. REPRESENTATION OF BORROWER. The Borrower hereby represents and warrants that as of the date hereof and as of the Increase Date, no event or condition shall have occurred and then be continuing which constitutes a Default or Event of Default.

                  4. GOVERNING LAW. This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

                  5. NOTICES. For the purpose of notices to be given under the Credit Agreement, the address of the Accepting Bank (until notice of a change is delivered) shall be the address set forth in Schedule 1.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Assignment AGREEMENT by their duly authorized officers as of the date first above written.

                                                    BORROWER:

                                                    BEAZER HOMES USA, INC.

                                                    By:
                                                       -----------------------
                                                    Name:
                                                    Title:

                                                    AGENT:

                                                    THE FIRST NATIONAL BANK OF
                                                    CHICAGO, as Agent

                                                    By:
                                                       -----------------------
                                                    Name:
                                                    Title:

$                                                   ACCEPTING BANK:
 ------------------
                                                    [NAME OF ACCEPTING BANK]

                                                    By:
                                                       -----------------------
                                                    Name:
                                                    Title:

                                                                       Exhibit C



                  The opinion of Paul, Hastings, Janofsky & Walker LLP, to be rendered pursuant to Section 3.01(5) of the Credit Agreement dated as of November 3, 1998 (the "Credit Agreement"; any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement) among Beazer Homes USA, Inc., the Original Guarantors parties thereto, the banks whose names appear on the signature pages thereof and The First National Bank of Chicago, as Agent, shall be substantially to the following effect:

                  a) The Borrower and each of Beazer Mortgage Corporation, a Delaware corporation, Beazer Homes Corp., a Tennessee corporation, Beazer Homes Sales Arizona Inc., a Delaware corporation, Beazer Homes Holding Corp., a Delaware corporation, Beazer Homes Texas Holdings, Inc., a Delaware corporation and Beazer Homes Texas, L.P., a Delaware limited partnership (collectively the "Guarantors") is a corporation duly incorporated (or, in the case of Beazer Homes Texas, L.P., a partnership duly formed), validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Loan Documents.

                  b) The execution and delivery by the Borrower and each Guarantor of the Loan Documents and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it which violation would (x) impair its ability to perform its obligations under the Loan Documents or (y) have a material adverse effect on its financial condition, properties, or operations, or on its charter or by-laws, (iii) to our knowledge, result in a breach of or constitute a default under any indenture or lease or loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or its properties may be bound or affected, or (iv) to our knowledge, result in, or require, the creation or imposition of any Lien upon any of the properties now owned or hereafter acquired by it.

                  c) No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery or performance by the Borrower and each Guarantor of the Loan Documents.

                  d) Except as have been disclosed to the Agent and the Banks in writing, there are to our knowledge no actions, suits or proceedings pending or threatened against the Borrower or any Subsidiary or their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, the probable outcome of which would have a material adverse effect on the consolidated financial condition, properties, or operations of the Borrower and its Subsidiaries taken as a whole.

                  In rendering the foregoing opinion with respect to Beazer Homes Corp., we have relied upon the opinion of Tune, Entrekin & White as to matters of Tennessee law.

                  In rendering the foregoing opinion we express no opinion as to the effect (if any) of any laws of any jurisdiction, except those of the General Corporation Law and Revised Uniform Limited Partnership Act of the State of Delaware, the Federal laws of the United States and, to the extent provided for in the preceding paragraph, the laws of Tennessee.

                  We express no opinion with respect to Beazer Realty Corp., a Georgia corporation, Beazer/Squires Realty, Inc., a North Carolina corporation or Panitz Homes Realty, Inc., a Florida corporation.

                                                                       Exhibit D



                  The opinion of Illinois counsel to be rendered pursuant to
Section 3.01(5) of the Credit Agreement dated as of November 3, 1998 (the "Credit Agreement"; any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement) among Beazer Homes USA, Inc., the Guarantors parties thereto, the banks whose names appear on the signature page thereof and The First National Bank of Chicago, as Agent, shall be substantially to the following effect:

                  The Loan Documents, when executed and delivered by the parties thereto, will constitute the legal, valid and binding obligations of the Borrower and each Guarantor enforceable against it in accordance with their respective terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by general equitable principles.

                  Counsel is a member of the Bar of the State of Illinois.

                  In rendering the foregoing opinion we express no opinion as to the effect (if any) of any laws of any jurisdiction, except those of the State of Illinois and the Federal laws of the United States.

                                                                       Exhibit E





The First National Bank of Chicago,
 as Agent
One First National Plaza
Chicago, Illinois  60670


                           Re: Credit Agreement dated as of November 3, 1998 (the "Credit Agreement") among Beazer Homes USA, Inc., the Guarantors parties thereto, and each of the banks ("Banks") parties thereto

Ladies and Gentlemen:

                  We have acted as your special counsel in connection with the Credit Agreement. Terms used in the Credit Agreement are used herein as defined therein.

                  We have examined the opinions (the "Opinions") and other documents delivered by the Borrower and the Guarantors pursuant to Article III of the Credit Agreement. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the due authority of all persons executing the same. We have relied as to factual matters on the documents which we have reviewed, and as to matters of law covered by the Opinions on such Opinions. We are qualified to practice law in the State of Illinois and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any other jurisdiction.

                  Subject to the exceptions expressed in the preceding paragraph and while we have not independently considered the matters covered by the Opinions to the extent necessary to enable us to express the conclusions therein stated, we are of the opinion that the Opinions and other documents delivered pursuant to Article III of the Credit Agreement are substantially responsive to the requirements of said Section. In that regard, we note that such Section does not require the Opinions to address matters relating to Beazer Realty Corp., a Georgia corporation, Beazer/Squires Realty, Inc., a North Carolina corporation, or Panitz Homes Realty, Inc., a Florida corporation.

                                                      Very truly yours,

                                                                       Exhibit F



                  The opinion of local counsel to be rendered pursuant to
Section 3.01(10) of the Credit Agreement dated as of November 3, 1998, "Credit Agreement"; any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement) among Beazer Homes USA, Inc., the Guarantors parties thereto, the banks whose names appear on the signature page thereof and The First National Bank of Chicago, as Agent, shall be substantially to the following effect:

                  a) The Guarantor is a corporation duly incorporated validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Loan Documents.

                  b) The execution and delivery by the Guarantor of the Credit Agreement and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not
(i) require any consent or approval of its stockholders, or (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it which violation would (x) impair its ability to perform its obligations under the Loan Documents (y) have a material adverse effect on its financial condition, properties, or operations, or on its charter or by-laws.

                  c) No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery or performance by the Guarantor of the Credit Agreement.

                  d) Except as have been disclosed to the Agent and the Banks in writing, there are to our knowledge no actions, suits or proceedings pending or threatened against the Guarantor or its properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, the probable outcome of which would have a material adverse effect on the consolidated financial condition, properties, or operations of the Guarantor.

                  Counsel is a member of the Bar of the State of ______________.

                  In rendering the foregoing opinion we express no opinion as to the effect (if any) of any laws of any jurisdiction, except those of the State of ______________, and the Federal laws of the United States.

                                                                       Exhibit G

                                   CERTIFICATE


                  This Certificate is delivered pursuant to the Amended and Restated Credit Agreement dated as of November 3, 1998 among Beazer Homes USA, Inc., The First National Bank of Chicago as Agent, the Banks party thereto and the Guarantors party thereto (the "Credit Agreement"). Capitalized terms used herein and not defined herein shall have the meanings provided therefor in the Credit Agreement. This Certification is delivered in connection with [a notice requesting a Borrowing under Section 2.03 OR a notice requesting issuance, amendment or extension of a Facility Letter of Credit under Section 13.04]*.

                  The undersinged hereby certifies as follows:

                  1. The representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the [date of such Borrowing OR Issuance Date]* as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date.

                  2. No Default or Event of Default has occurred and is continuing and would result from [such Borrowing OR the issuance, amendment or extension of such Facility Letter of Credit]*.

                  3. Upon [such Borrowing OR the issuance, amendment or extension of such Facility Letter of Credit]*, the Permitted Senior Debt shall not exceed the Borrowing Base as set forth in the Borrowing Base Certificate delivered by the Borrower to the Agent as of the most recent Inventory Valuation Date, which Borrowing Base Certificate is true and correct as of such Inventory Valuation Date.


Date:
     ---------------                                ----------------------------
                                                    David J. Weiss
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    Beazer Homes USA, Inc.


*Include appropriate portion of bracketed provision

                                                                       Exhibit H


                            Subsidiaries of Borrower


                                             State of              Borrower's
Subsidiary                                 Incorporation           % Ownership

Beazer Mortgage Corporation                Delaware                    100%
Beazer Homes Corp.                         Tennessee                   100%
Beazer Home Sales Arizona Inc.             Delaware                    100%
Beazer Realty Corp.                        Georgia                     100%
Beazer/Squires Realty, Inc.                North Carolina              100%
Panitz Homes Realty, Inc.                  Florida                     100%
Beazer Homes Holdings Corp.                Delaware                    100%
Beazer Homes Texas Holdings, Inc.          Delaware                    100%
Beazer Homes Texas, L.P.                   Delaware                     99%(1)
United Home Insurance
 Corporation                               Vermont                     100%



--------
(1)  The remaining 1% is held by Beazer Homes Texas Holdings, Inc.

                                                                       Exhibit I


                              ASSIGNMENT AGREEMENT

                  This Assignment Agreement (this "Assignment Agreement") between _____________ (the "Assignor") and __________________ (the "Assignee")
is dated as of _____________, 19__. The parties hereto agree as follows:

                  1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement") described in Item 1 of
Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

                  2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents. The Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 3 of Schedule 1.

                  3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in
Item 3 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit 1 attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 12.03 of the Credit Agreement (including the consent of the Agent). In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Bank under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

                  4. PAYMENTS, OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor on the Effective Date, an amount equal to the principal amount of the portion of all ABR Loans assigned to the Assignee hereunder and (ii) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amounts of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such LIBOR Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such LIBOR Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any LIBOR Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such LIBOR Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to LIBOR Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of ABR Loans, or the Payment Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*The parties may insert alternative payment provisions in lieu of the payment terms included in this Exhibit.

                  5. FEES PAYABLE BY THE ASSIGNEE. [To the extent applicable, the Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fee is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fee for the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the commitment fee was _____ of 1% less than the commitment fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay ____% of the recordation fee required to be paid to the Agent pursuant to the Credit Agreement in connection with this Assignment Agreement.]*

*The parties may insert alternative payment provisions in lieu of the payment terms included in this Exhibit.

                  6. REPRESENTATIONS OF THE ASSIGNOR: LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Loan Documents, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of the Borrower, any Subsidiary, or any Guarantor,
(ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower, any Subsidiary, or any Guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, any Subsidiary, or any Guarantor, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

                  7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to
Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes]* and (viii) represents and warrants that the assignment hereunder does not and will not, as of the effective date of such assignment, result in any increased costs or expenses, including without limitation pursuant to
Section 2.14 or 2.15 of the Credit Agreement, payable by the Borrower or any Guarantor.

*to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

                  8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

                  9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.03 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms or conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that all consents required under the terms of the Loan Documents have been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

                  10. REDUCTIONS OF AGGREGATE COMMITMENTS. If any reduction in the Aggregate Commitments (other than pursuant to Section 2.19(c) of the Credit Agreement) occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Commitment of the Assignor.

                  11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

                  12. GOVERNING LAW. This Assignment Agreement shall be governed by and construed in accordance with, the laws of the State of Illinois without regard to principles of conflict of laws.

                  13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof the addresses of the parties hereto (until notice of a change is delivered) shall be the addresses set forth in the attachment to Schedule 1.

                  IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
   --------------------------------
Title:
      -----------------------------

[NAME OF ASSIGNEE]

By:
   --------------------------------
Title:
      -----------------------------

                                   SCHEDULE 1
                             to Assignment Agreement


1.  Description and Date of Credit Agreement:

2.  Date of Assignment Agreement: _________________, 19__

3. Amounts (As of Date of Item 2 above):

                                          Facility          Facility  Facility
                                             1*                2*               3*

a. Total of Commitments
   (Loans)** under
   Credit Agreement                       $_______          $_______         $_______

b. Assignee's Percentage
   of each Facility
   purchased under the
   Assignment
   Agreement***                           _______%          _______%         _______%

c. Amount of Assigned
   Share in each Facility
   purchased under the
   Assignment Agreement                   $_______          $_______         $_______

d. Assignee's aggregate
   Commitment Amount
   (Loan Amount)***
   Purchased Hereunder:                   $_______          $_______         $_______

e. Proposed Effective
   Date:                                  ________          ________         ________


Accepted and Agreed:

[NAME OF ASSIGNOR]                             [NAME OF ASSIGNEE]

By:                                          By:
   ------------------------                     ------------------------
Title:                                       Title:
      ---------------------                        ---------------------

*Insert specific facility names per Credit Agreement
**If a Commitment has been terminated, insert outstanding Loans in place of Commitment
***Percentage taken to 10 decimal places

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT


                  Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee and the ABR Loan Lending Office address and the LIBOR Loan Lending Office address for the Assignee.

                                    EXHIBIT 1
                             to Assignment Agreement

                                     NOTICE
                                  OF ASSIGNMENT


                                           _______________________, 19__



To:               [NAME OF BORROWER]*
                  ----------------------
                  ----------------------

                  [NAME OF AGENT]
                  ----------------------
                  ----------------------

From:             [NAME OF ASSIGNOR] (the "Assignor")

                  [NAME OF ASSIGNEE] (the "Assignee")

                  1. We refer to that certain Credit Agreement (the "Credit Agreement") described in Item I of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

                  2. This Notice of Assignment (this "Notice") is given and delivered to [the Borrower and]* the Agent pursuant to Section 12.03 of the Credit Agreement.

                  3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of __________, 19__ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of
Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Section 12.03 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

*To be included only if consent must be obtained from the Borrower pursuant to
Section 12.03 of the Credit Agreement.

                  4. The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

                  5. The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $4,000.00 required by Section
12.03 of the Credit Agreement.

                  6. If any Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacement Notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note (or replacement Note) in the appropriate amount, whereupon such original Note shall be marked "canceled" and returned to the Borrower.

                  7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

                  8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment Agreement are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

                  9. The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR                              NAME OF ASSIGNEE

By:                                      By:
   -----------------------                  ----------------------------
Title:                                   Title:
      --------------------                      -------------------------

ACKNOWLEDGED [AND CONSENTED                   ACKNOWLEDGED [AND CONSENTED
TO] BY(NAME OF AGENT]                        TO] BY (NAME OF BORROWER]

By:                                      By:
   -----------------------                  ----------------------------
Title:                                   Title:
      --------------------                      -------------------------


                 [Attach photocopy of Schedule 1 to Assignment)